                                                                     EXHIBIT 2.1




--------------------------------------------------------------------------------
                      AGREEMENT AND PLAN OF REORGANIZATION
                          DATED AS OF AUGUST 26, 2000

                                    BETWEEN

                        VOICESTREAM WIRELESS CORPORATION

                                      AND

                                 POWERTEL, INC.
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I -- THE REORGANIZATION.............................    2
  Section 1.01  The Merger..................................    2
  Section 1.02  Closing.....................................    2
  Section 1.03  Effective Time..............................    2
  Section 1.04  Effects of the Merger.......................    2
  Section 1.05  Restated Certificate of Incorporation and
     By-laws; Officers and Directors........................    2
  Section 1.06  Effect on Stock.............................    3
  Section 1.07  Surrender of Certificates...................    4
ARTICLE II -- REPRESENTATIONS AND WARRANTIES OF POWERTEL....    6
  Section 2.01  Organization................................    6
  Section 2.02  Subsidiaries................................    7
  Section 2.03  Capital Structure...........................    7
  Section 2.04  Authority...................................    8
  Section 2.05  Consents and Approvals; No Violations.......    9
  Section 2.06  SEC Documents and Other Reports.............    9
  Section 2.07  Absence of Material Adverse Change..........   10
  Section 2.08  Information Supplied........................   10
  Section 2.09  Permits; Compliance with Laws...............   10
  Section 2.10  Tax Matters.................................   11
  Section 2.11  Liabilities.................................   12
  Section 2.12  Benefit Plans; Employees and Employment
     Practices..............................................   12
  Section 2.13  Litigation..................................   14
  Section 2.14  Environmental Matters.......................   15
  Section 2.15  Section 203 of DGCL.........................   15
  Section 2.16  Intellectual Property.......................   15
  Section 2.17  Opinion of Financial Advisor................   15
  Section 2.18  Brokers.....................................   16
  Section 2.19  Tax Status..................................   16
  Section 2.20  Contracts...................................   16
  Section 2.21  Vote Required...............................   16
  Section 2.22  Transactions with Affiliates................   17
ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF
  VOICESTREAM...............................................   17
  Section 3.01  Organization................................   17
  Section 3.02  Ownership of Sub............................   17
  Section 3.03  Capital Structure...........................   17
  Section 3.04  Authority...................................   18
  Section 3.05  Consents and Approvals; No Violations.......   19
  Section 3.06  SEC Documents and Other Reports.............   19
  Section 3.07  Absence of Material Adverse Change..........   20
  Section 3.08  Information Supplied........................   20
  Section 3.09  Permits; Compliance with Laws...............   20
  Section 3.10  Tax Matters.................................   21
  Section 3.11  Liabilities.................................   22
  Section 3.12  Litigation..................................   22
  Section 3.13  State Takeover Statutes.....................   22
  Section 3.14  Brokers.....................................   22

                                                              PAGE
                                                              ----
  Section 3.15  Tax Status..................................   22
  Section 3.16  Interim Operations and Performance of Sub...   22
  Section 3.17  Vote Required...............................   22
  Section 3.18  Transactions with Affiliates................   22
  Section 3.19  Opinion of Goldman, Sachs & Co..............   23
ARTICLE IV -- COVENANTS RELATING TO CONDUCT OF BUSINESS.....   23
  Section 4.01  Conduct of Business by Powertel Pending the
     Reorganization.........................................   23
  Section 4.02  Conduct of Business by VoiceStream Pending
     the Reorganization.....................................   25
  Section 4.03  No Solicitation.............................   26
  Section 4.04  Disclosure of Certain Matters; Delivery of
     Certain Filings........................................   27
  Section 4.05  Tax Status..................................   27
  Section 4.06  Control of Operations.......................   27
  Section 4.07  Powertel Merger Agreement...................   27
ARTICLE V -- ADDITIONAL AGREEMENTS..........................   28
  Section 5.01  Employee Benefits...........................   28
  Section 5.02  Options; Restricted Stock Awards............   29
  Section 5.03  Stockholders Meetings.......................   30
  Section 5.04  Preparation of the Registration Statement
     and Joint Proxy Statement..............................   31
  Section 5.05  Notification of Receipt of Proxy............   31
  Section 5.06  Comfort Letters.............................   31
  Section 5.07  Access to Information.......................   32
  Section 5.08  Compliance with the Securities Act..........   32
  Section 5.09  Nasdaq Listings.............................   32
  Section 5.10  Fees and Expenses...........................   32
  Section 5.11  Public Announcements........................   33
  Section 5.12  State Takeover Laws.........................   33
  Section 5.13  Indemnification; Directors and Officers
     Insurance..............................................   33
  Section 5.14  Reasonable Best Efforts.....................   34
  Section 5.15  Certain Litigation..........................   36
  Section 5.16  Powertel Stockholder Agreement and
     VoiceStream Stockholder Agreement......................   36
  Section 5.17  Senior Discount Notes and Senior Notes......   36
  Section 5.18  Plans and Programs to be Implemented........   36
  Section 5.19  Registration Rights.........................   37
ARTICLE VI -- CONDITIONS PRECEDENT..........................   37
  Section 6.01  Conditions to Each Party's Obligation to
     Effect the Reorganization..............................   37
  Section 6.02  Additional Conditions to Obligation of
     Powertel to Effect the Reorganization..................   37
  Section 6.03  Conditions to Obligations of VoiceStream and
     Sub to Effect the Reorganization.......................   38
ARTICLE VII -- TERMINATION AND AMENDMENT....................   39
  Section 7.01  Termination.................................   39
  Section 7.02  Effect of Termination.......................   40
  Section 7.03  Amendment...................................   40
  Section 7.04  Extension; Waiver...........................   40
ARTICLE VIII -- GENERAL PROVISIONS..........................   41
  Section 8.01  Non-Survival of Representations and
     Warranties and Agreements..............................   41
  Section 8.02  Notices.....................................   41
  Section 8.03  Interpretation; Definitions.................   42
  Section 8.04  Counterparts................................   49
  Section 8.05  Entire Agreement; No Third-Party
     Beneficiaries..........................................   49

                                                              PAGE
                                                              ----
  Section 8.06  Governing Law...............................   49
  Section 8.07  Assignment..................................   49
  Section 8.08  Severability................................   49
  Section 8.09  Enforcement of this Agreement...............   50
  Section 8.10  Obligations of Subsidiaries.................   50
  Section 8.11  Reliance on Representations.................   50
  Section 8.12  Failure or Indulgence Not Waiver; Remedies
     Cumulative.............................................   50
  Section 8.13  Rules of Construction.......................   50

ANNEX A     RESTATED CERTIFICATE OF INCORPORATION
ANNEX B     RESTATED BY-LAWS
ANNEX C     FORM OF RULE 145 AFFILIATE AGREEMENT
ANNEX D     FORM OF VOICESTREAM FCC COUNSEL OPINION
ANNEX E     FORM OF POWERTEL FCC COUNSEL OPINION
ANNEX F     TAX CERTIFICATE OF POWERTEL
ANNEX G     TAX CERTIFICATE OF VOICESTREAM
ANNEX 5.18  PLANS AND PROGRAMS TO BE IMPLEMENTED

                                                                  EXECUTION COPY

                      AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION dated as of August 26, 2000 (this "Agreement") between VoiceStream Wireless Corporation, a Delaware corporation ("VoiceStream"), and Powertel, Inc., a Delaware corporation ("Powertel"). Except as otherwise set forth herein, capitalized (and certain other) terms used herein shall have the meanings set forth in Section 8.03.

                                  WITNESSETH:

     WHEREAS, VoiceStream and Deutsche Telekom AG, an AKTIENGESELLSCHAFT ("DT") entered into an Agreement and Plan of Merger dated as of July 23, 2000 (as amended or modified from time to time, the "DT Merger Agreement"), providing for the acquisition of VoiceStream by DT (the "DT Merger");

     WHEREAS, Powertel and DT are as of this date entering into a separate merger agreement (as amended or modified from time to time, the "Powertel Merger Agreement"), providing for the acquisition of Powertel by DT (the "Powertel Merger"), subject to certain closing conditions, including the consummation of the DT Merger;

     WHEREAS, VoiceStream and Powertel desire to provide for the acquisition of Powertel by VoiceStream upon the terms and conditions set forth in this Agreement in the event the DT Merger is not consummated;

     WHEREAS, the reorganization provided for herein (the "Reorganization") shall include the merger (the "Merger") of a wholly owned subsidiary of VoiceStream ("Sub") with and into Powertel and, if applicable, the other transactions described below and shall only take place if the DT Merger Agreement has previously terminated;

     WHEREAS, the respective Boards of Directors of VoiceStream and Powertel have approved and declared advisable the Reorganization, upon the terms and subject to the conditions herein set forth whereby each issued and outstanding share of common stock of Powertel, $0.01 par value (the "Powertel Common Stock"), and each issued and outstanding share of preferred stock of Powertel (whether or not such shares of preferred stock are or become convertible into Powertel Common Stock prior to the Effective Time), $0.01 par value per share and together with all accrued and unpaid dividends thereon (calculated as if the Closing Date were a dividend payment date) (the "Powertel Preferred Stock," and collectively with Powertel Common Stock, the "Powertel Stock"), other than shares of Powertel Stock owned directly or indirectly by VoiceStream or Powertel, will be converted into shares of common stock, $0.001 par value, of VoiceStream (the "VoiceStream Common Stock");

     WHEREAS, the respective Boards of Directors of VoiceStream and Powertel have determined that the Reorganization is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective stockholders;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code;

     WHEREAS, as a condition to the willingness of, and as an inducement to, VoiceStream to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement certain holders of Powertel Stock are each entering into a stockholder agreement dated as of the date hereof (each a "Powertel Stockholder Agreement"), providing for certain actions relating to the transactions contemplated by this Agreement;

     WHEREAS, as a condition to the willingness of, and as an inducement to, Powertel to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement certain holders of VoiceStream Common Stock and preferred stock of VoiceStream are each entering into a voting agreement dated as of the date hereof (each a "VoiceStream Stockholder Agreement"), providing for certain actions relating to the transactions contemplated by this Agreement; and

     WHEREAS, VoiceStream and Powertel desire to make certain representations, warranties, covenants and agreements in connection with the Reorganization and also to prescribe various conditions to the Reorganization.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, VoiceStream and Powertel hereby agree as follows:

                                   ARTICLE I

                               THE REORGANIZATION

     SECTION 1.01 The Merger. As soon as practicable after the date hereof, Sub shall be formed by VoiceStream as a Delaware corporation, and all of the outstanding shares of capital stock of Sub shall be issued to VoiceStream. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, in the Reorganization, Sub shall be merged with and into Powertel at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease, and Powertel shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub and Powertel in accordance with the DGCL.

     SECTION 1.02 Closing. The closing (the "Closing") of the Merger will take place at 10:00 a.m., Seattle time, on the fifth Business Day after satisfaction or waiver of the conditions set forth in Article VI (excluding conditions that, by their terms, cannot be satisfied except at the Closing), at the offices of Preston Gates & Ellis LLP, 701 Fifth Avenue, Suite 5000, Seattle, WA 98104-7078, unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to Article VII or unless another date, time or place is agreed to in writing by the parties hereto. The date on which the Closing takes place is herein referred to as the "Closing Date."

     SECTION 1.03 Effective Time. The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware, or at such other time as Sub and Powertel shall agree should be specified in the Certificate of Merger. The term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such other time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the Closing Date as soon as practicable after the satisfaction or waiver of the conditions set forth herein.

     SECTION 1.04 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of Powertel and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Powertel and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.05 Restated Certificate of Incorporation and By-laws; Officers and Directors.

     (a) The Restated Certificate of Incorporation of Powertel, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time as set forth on Annex A hereto. As so amended, such Restated Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The Restated By-laws of Powertel, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time as set forth on Annex B hereto. As so amended, such Restated By-laws shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (c) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the next annual meeting of stockholders (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

     (d) The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.06 Effect on Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or the holders of any securities of Powertel and Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

          (b) Treasury Stock and VoiceStream Owned Stock. Each share of Powertel Stock that is owned by Powertel or by any Powertel Subsidiary and each share of Powertel Stock that is owned by VoiceStream, Sub or any other VoiceStream Subsidiary shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Powertel Stock. At the Effective Time: (i) each share of Powertel Common Stock issued and outstanding shall be converted automatically into the right to receive a number (as calculated below, the "Conversion Number") of validly issued, fully paid and nonassessable shares of VoiceStream Common Stock; and (ii) each share of Powertel Preferred Stock issued and outstanding, whether or not such share is convertible by its terms as of the Effective Time, shall be converted automatically into the right to receive a number of shares of validly issued, fully paid and nonassessable shares of VoiceStream Common Stock determined by multiplying
     (A) the Conversion Number by (B) the sum of (1) the number of shares of Powertel Common Stock into which such share of Powertel Preferred Stock would be converted as of the Effective Time, if such share were then convertible and had been converted, plus (2) with respect to the Series E Preferred Shares and Series F Preferred Shares, the number of shares of Powertel Common Stock that represent accrued or declared but unpaid dividends on such shares (calculated as if the Closing Date were a dividend payment date). The Conversion Number shall be determined as follows: (i)
     0.75 if the VoiceStream Average Closing Price is $113.33 or below; (ii)
     0.65 if the VoiceStream Average Closing Price is $130.77 or above; and
     (iii) if the VoiceStream Average Closing Price is greater than $113.33 and less than $130.77, the quotient determined by dividing $85.00 by the VoiceStream Average Closing Price. The "VoiceStream Average Closing Price" shall mean the volume weighted average closing price (based on the Nasdaq National Market System ("Nasdaq") composite volume published by the Wall Street Journal) of the VoiceStream Common Stock as publicly reported for the Nasdaq as of 4:00 p.m. Eastern Time for ten (10) trading days randomly selected by lot out of the last twenty (20) trading days ending five (5) trading days prior to the Closing Date. As of the Effective Time, all such shares of Powertel Stock shall be converted in accordance with this paragraph, and when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Powertel Stock shall cease to have any rights with respect thereto, except the right to receive (i) certificates representing the shares of VoiceStream Common Stock into which such shares of Powertel Stock have been converted, (ii) any dividends and other distributions in accordance with Section 1.07(d) and (iii) any cash, without interest, to be paid in lieu of any fractional share of VoiceStream Common Stock in accordance with Section 1.07(e). Item 1.06(c) of the Powertel Letter sets forth a pro forma calculation of the conversion of Powertel Common Stock and each outstanding Powertel Common Stock Equivalent (including the corresponding conversion ratios with respect to each series of Powertel Preferred Stock) into VoiceStream Common Stock or VoiceStream Equity Rights as of the date hereof.

          (d) Assumption of Options, Warrants and Puts. Subject to Section 5.02 hereof, Powertel and VoiceStream shall take all requisite action such that, at the Effective Time, (i) all Powertel Stock Options outstanding at the Effective Time, (ii) all obligations of Powertel with respect to the warrants (the "Powertel Warrants") to purchase Powertel Common Stock issued by Powertel pursuant to the

     Warrant Agreement (the "Warrant Agreement") dated February 7, 1996 between Powertel and Bankers Trust Company, as warrant agent, outstanding at the Effective Time, (iii) all obligations with respect to the Stock Purchase Agreement and the Put Agreement, each dated May 30, 2000 between Powertel and Sonera Holding B.V. (together, the "Sonera Put") and (iv) all obligations with respect to the Put Agreement dated May 30, 2000 and between Powertel, Eliska Wireless Investors I, L.P. and Sonera Holding B.V. (the "Eliska Put" and together with the Sonera Put, the "Eliska Put Rights") shall be specifically assumed by VoiceStream in writing.

          (e) Adjustment of Conversion Number. In the event of any reclassification, stock split or stock dividend with respect to VoiceStream Common Stock, any change, exchange or conversion of VoiceStream Common Stock into other securities or property, or any other dividend or distribution with respect to VoiceStream Common Stock (other than normal quarterly cash dividends as the same may be modified from time to time in the ordinary course), or if a record date with respect to any of the foregoing should occur, prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Conversion Number, and thereafter all references in this Agreement to the Conversion Number shall be deemed to be to the Conversion Number as so adjusted.

     In the event that the aggregate number of shares of Powertel Common Stock and Powertel Common Stock Equivalents ("Adjusted Fully Diluted Shares") exceeds the Maximum Share Amount as of the Effective Time, excluding, for purposes of this Section 1.06(e), Powertel Common Stock issuable after the date hereof and prior to the Effective Time in respect of dividends accrued on the Series E Preferred Shares and the Series F Preferred Shares, the Conversion Number shall be adjusted by multiplying the Conversion Number otherwise applicable under
Section 1.06(c) by a fraction the numerator of which shall be the Maximum Share Amount and the denominator of which shall be the number of Adjusted Fully Diluted Shares as of the Effective Time. Except as described in the preceding sentence, the number of shares of Powertel Common Stock and Powertel Common Stock Equivalents for the purpose of such recalculation shall be determined in the same manner as described in Item 1.06(c) of the Powertel Letter, including shares of Powertel Common Stock issuable (i) in exchange for Powertel Preferred Stock, (ii) pursuant to Powertel Stock Options and Powertel Warrants, (iii) pursuant to Powertel Restricted Stock Awards, (iv) in connection with the Eliska Put Rights, (v) pursuant to the Sonera Stock Purchase Agreement (as defined below) and (vi) any other Powertel Common Stock and Powertel Common Stock Equivalents outstanding as of the Effective Time. For purposes of this Section 1.06(e), the "Maximum Share Amount" means 55,784,000 shares; provided, however, that if prior to the Effective Time the Stock Purchase Agreement between Powertel and Sonera B.V. relating to the DiGiPH Transaction (the "Sonera Stock Purchase Agreement") or the Eliska Put or the Sonera Put shall have been terminated, the Maximum Share Amount shall be appropriately reduced.

     SECTION 1.07  Surrender of Certificates.

     (a) Exchange Agent. ChaseMellon Shareholder Services LLC shall act as exchange agent in the Merger (the "Exchange Agent"). As and when needed, but no later than twenty-five (25) Business Days after the Effective Time, VoiceStream shall deposit with the Exchange Agent, in trust for the holders of certificates (the "Powertel Certificates") which immediately prior to the Effective Time represented shares of Powertel Stock converted in the Merger, certificates (the "VoiceStream Certificates") representing the shares of VoiceStream Common Stock issuable pursuant to Section 1.06(c) (such shares of VoiceStream Common Stock, together with cash in lieu of fractional shares and any dividends, securities, property or distributions with respect thereto payable in accordance with
Section 1.07(d) being hereinafter referred to as the "Exchange Fund").

     (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, but no later than five (5) Business Days after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Powertel Certificate, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a Powertel Certificate shall pass, only upon delivery of such Powertel Certificate to the Exchange Agent and shall be in a form and have such other provisions as VoiceStream may reasonably specify), and (ii) instructions for use in effecting the surrender of Powertel

Certificates in exchange for the property described in the next sentence. Upon surrender for cancellation to the Exchange Agent of any Powertel Certificate(s) held by any holder of record of a Powertel Certificate, together with such letter of transmittal duly executed, such holder shall be entitled to receive in exchange therefor a VoiceStream Certificate (which shall not include any restrictive legends but may be subject to the agreement signed by Rule 145 Affiliates pursuant to Section 5.08(a) of this Agreement) representing the number of whole shares of VoiceStream Common Stock into which the shares of Powertel Stock represented by the surrendered Powertel Certificate(s) shall have been converted at the Effective Time pursuant to Section 1.06(c), cash in lieu of any fractional share of VoiceStream Common Stock in accordance with Section 1.07(e) and the dividends and other distributions in accordance with Section 1.07(d); and the Powertel Certificate(s) so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Powertel Stock that is not registered in the transfer records of Powertel, cash or a VoiceStream Certificate representing shares of VoiceStream Common Stock may be paid to or issued in a name other than that in which the Powertel Certificate surrendered in exchange therefor is registered, if such Powertel Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Powertel Certificate or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.07, each Powertel Certificate shall be deemed at any time after the Effective Time to represent only (A) the right to receive VoiceStream Certificates representing the shares of VoiceStream Common Stock into which the shares of Powertel Stock represented by such Powertel Certificate have been converted, (B) any dividends and other distributions in accordance with Section 1.07(d), and (C) any cash, without interest, to be paid in lieu of any fractional share of VoiceStream Common Stock in accordance with Section 1.07(e). VoiceStream or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Powertel Stock such amounts as VoiceStream or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax law, but in connection therewith shall be obligated to pay over to the proper Tax authorities and properly report such payment as required by such Tax law. To the extent that amounts are so withheld by VoiceStream or the Exchange Agent (but not both) and have been properly paid to the appropriate Tax authorities and reported as required by law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Powertel Stock in respect of which such deduction and withholding was made by VoiceStream or the Exchange Agent.

     (c) No Further Ownership Rights in Shares. All shares of VoiceStream Common Stock issued and cash paid upon the surrender of Powertel Certificates in accordance with the terms of this Article I (including any cash paid pursuant to Section 1.07(d) or Section 1.07(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Powertel Stock theretofore represented by such Powertel Certificates. At the Effective Time, the stock transfer books of Powertel shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Powertel Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Powertel Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this
Article I.

     (d) Dividends. No dividends or other distributions that are declared on or after the Effective Time on VoiceStream Common Stock, or are payable to the holders of record thereof on or after the Effective Time, shall be paid to any person entitled by reason of the Merger to receive VoiceStream Certificates, and no cash payment in lieu of any fractional share of VoiceStream Common Stock shall be paid to any such person pursuant to Section 1.07(e), until such person shall have surrendered its Powertel Certificate(s) as provided in Section 1.07(b). Subject to applicable law, there shall be paid to each person receiving a VoiceStream Certificate: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of VoiceStream Common Stock represented by such VoiceStream Certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of VoiceStream Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

     (e) No Fractional Shares. No certificates or scrip representing fractional shares of VoiceStream Common Stock shall be issued upon the surrender for exchange of Powertel Certificates pursuant to this Article I; and no such fractional share shall entitle the record or beneficial owner thereof to vote or to any other rights of a stockholder of VoiceStream. In lieu of any such fractional share, each holder of shares of Powertel Stock who would otherwise have been entitled thereto upon the surrender of Powertel Certificate(s) for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded to the nearest whole cent, determined by multiplying (i) the per share closing price on the Nasdaq of VoiceStream Common Stock (as reported on the Nasdaq) on the date on which the Effective Time shall occur (or, if VoiceStream Common Stock shall not trade on the Nasdaq on such date, the first day of trading in VoiceStream Common Stock on the Nasdaq thereafter) by (ii) the fractional share to which such holder would otherwise be entitled.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to holders of Powertel Stock for twelve (12) months after the Effective Time shall be delivered to VoiceStream, upon demand, and any holders of Powertel Stock who have not theretofore complied with this Article I and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof for payment of shares of VoiceStream Common Stock, any cash in lieu of fractional shares of VoiceStream Common Stock and any dividends or distributions with respect to such shares of VoiceStream Common Stock to which they are entitled.

     (g) No Liability. None of VoiceStream, Sub, Powertel, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any VoiceStream Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Lost Certificates. If any Powertel Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Powertel Certificate to be lost, stolen or destroyed and executing an indemnity reasonably satisfactory to VoiceStream (and, if required by VoiceStream, the posting by such Person of a bond, in such reasonable amount as VoiceStream may direct, as indemnity) indemnifying VoiceStream against any claim that may be made against VoiceStream with respect to the Powertel Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Powertel Certificate, the consideration to be paid in respect of the shares represented by such Powertel Certificate. Such Person additionally will be entitled to receive any amounts payable pursuant to Section 1.07(d) and/or
Section 1.07(e).

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF POWERTEL

     Except as disclosed in the Powertel Filed SEC Documents and except as set forth in the Powertel Letter (it being agreed that disclosure of any item in the Powertel Letter shall be deemed disclosure with respect to any section of this Agreement to which the relevance of such item is reasonably apparent), Powertel hereby represents and warrants as of the date hereof to VoiceStream as follows:

     SECTION 2.01 Organization. Each of Powertel and its Subsidiaries (collectively, the "Powertel Subsidiaries") is a corporation or limited liability company duly organized, validly existing and is in good standing (where such concept is applicable) under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to have a Material Adverse Effect on Powertel or prevent or materially delay the consummation of the Reorganization. Powertel and each of the Powertel Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is applicable) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a Material Adverse Effect on Powertel or prevent or materially delay the consummation of the Reorganization. Powertel has delivered to VoiceStream complete and correct copies of the Restated Certificate of Incorporation of Powertel and Restated By-laws of Powertel and has made available to VoiceStream the certificate of incorporation and by-laws (or similar organizational documents) of each of the Powertel Subsidiaries.

     SECTION 2.02 Subsidiaries. Item 2.02 of the Powertel Letter lists each Powertel Subsidiary and any Investment Entity. All of the outstanding shares of capital stock of each Powertel Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock of each Powertel Subsidiary are owned by Powertel or by another Powertel Subsidiary free and clear of all Liens, except for Liens which are granted to secure indebtedness and are disclosed in Item 2.02 of the Powertel Letter. Except as set forth in Item 2.02 of the Powertel Letter, (i) Powertel and the Powertel Subsidiaries have no material ongoing obligations, agreements, commitments, rights, understandings or arrangements with respect to any Investment Entities, including funding obligations; and (ii) all Investment Interests are owned by Powertel or the Powertel Subsidiaries free and clear of all Liens. Except as set forth in Item 2.02 of the Powertel Letter and except for the capital stock owned by Powertel, directly or indirectly, in the Powertel Subsidiaries, neither Powertel nor any of the Powertel Subsidiaries owns, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity.

     SECTION 2.03 Capital Structure. The authorized capital stock of Powertel consists of 401,000,000 shares of capital stock, of which 400,000,000 shares are authorized to be issued as Powertel Common Stock, and 1,000,000 shares are authorized to be issued as Powertel Preferred Stock. As of the close of business on August 18, 2000, Powertel had 31,381,461 shares of Powertel Common Stock issued and outstanding. The series of Powertel Preferred Stock and the number of designated, issued and outstanding shares, the current exchange ratio and the number of shares of Powertel Common Stock issuable upon conversion as of the close of business on August 18, 2000, were as follows:

                                                                                        SHARES OF
                                                          DESIGNATED,                   POWERTEL
                                                           ISSUED AND     CURRENT     COMMON STOCK
                                                          OUTSTANDING     EXCHANGE    ISSUABLE UPON
                         SERIES                              SHARES       RATIO(1)     CONVERSION
                         ------                           ------------    --------    -------------
Series Convertible Preferred Stock A....................    100,000       46.26774      4,626,774
  ("Series A Preferred Shares")
Series B Convertible Preferred Stock....................    100,000       46.26774      4,626,774
  ("Series B Preferred Shares")
Series C Convertible Preferred Stock....................         --(2)          --             --
  ("Series C Preferred Shares")
Series D Convertible Preferred Stock....................     50,000       35.29412      1,764,706
  ("Series D Preferred Shares")
Series E 6.5% Cumulative Convertible Preferred Stock....     50,000       68.15084      3,407,542
  ("Series E Preferred Shares")(3)
Series F 6.5% Cumulative Convertible Preferred Shares...     50,000       68.15084      3,407,542
  ("Series F Preferred Shares")(3)

---------------
(1) Subject to any applicable adjustments set forth in the Certificates of Designation relating to Powertel Preferred Stock.

(2) 50,000 shares initially designated as Series C Preferred Shares have been converted to Powertel Common Stock.

(3) The Series E Preferred Shares and Series F Preferred Shares bear cumulative dividends that accrue on a daily basis at an annual rate of 6.5% of the initial purchase price of such shares.

     The Series A, B, C, D, E and F Preferred Shares are hereinafter collectively referred to as the "Powertel Preferred Stock." As of the close of business on August 18, 2000: (i) 56,438 shares of Powertel Common Stock were held by Powertel in treasury; (ii) an aggregate of 17,833,338 shares of Powertel Common Stock were reserved for issuance upon conversion of Powertel Preferred Stock; (iii) an aggregate of 2,152,602 shares of Powertel Common Stock were reserved for issuance upon exercise of outstanding stock options (the "Powertel Stock Options") granted under the Amended and Restated 1991 Employee Stock Option Plan (the "1991 Plan"), the Amended Nonemployee Stock Option Plan (the "Nonemployee Option Plan") and the 2000 Stock Option and Incentive Plan (the "2000 Plan" and with the 1991 Plan and the Nonemployee Option Plan, the "Powertel Stock Option Plans"); (iv) 75,272 shares of Powertel Common Stock were reserved for issuance pursuant to outstanding Powertel Restricted Stock Awards granted under the 1995 Employee Restricted Stock Plan (the "Restricted Stock Plan"); (v) 3,446,340 shares of Powertel Common Stock remained available for issuance pursuant to future stock option grants and restricted stock awards under the 2000 Plan; (vi) 966,688 shares of Powertel Common Stock were reserved for issuance pursuant to outstanding Powertel Warrants, which have an exercise price of $16.9546 per share, subject to adjustment; and (vii) an aggregate of 30,142 shares of Powertel Common Stock are reserved for accrued but unpaid dividends on the Series E Preferred Shares and Series F Preferred Shares. Item
2.03 of the Powertel Letter has a complete and accurate schedule of all Powertel Stock Options and their respective shares, vesting schedules, exercise prices and expiration dates that are outstanding on the date hereof (provided that with respect to Powertel employees below the director level, such list need only set forth the aggregate number of options with the weighted average exercise prices at which grants have been made and need not specify grants by grantee). Except as set forth above and in Items 2.02 and 2.03 of the Powertel Letter, as of the date hereof, no shares of Powertel Stock or shares of capital stock of any Powertel Subsidiary were issued, reserved for issuance or outstanding, and there are no stock appreciation rights, phantom stock rights or other contractual rights the value of which is determined in whole or in part by the value of any capital stock ("Powertel Stock Rights") of Powertel or any Powertel Subsidiary. The Powertel Preferred Stock, the Powertel Stock Options, the Powertel Warrants, the Eliska Put Rights, the Powertel Stock Rights and any other security convertible into or exercisable or exchangeable for Powertel Common Stock (each of which shall be determined on an as if converted, exercised or exchanged basis) are herein referred to as "Powertel Common Stock Equivalents." Each outstanding share of Powertel Stock is, and each share of Powertel Stock which may be issued pursuant to the Powertel Benefit Plans and the other agreements and instruments listed above will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of Powertel or any Powertel Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which Powertel's stockholders may vote. Except as set forth above or in Item 2.03 of the Powertel Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind obligating Powertel or any of the Powertel Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock or other voting securities or Powertel Common Stock Equivalents or stock equivalents of any of the Powertel Subsidiaries or obligating Powertel or any of the Powertel Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

     Except as set forth in Item 2.03 of the Powertel Letter, as of the date of this Agreement, there are no outstanding contractual obligations of Powertel or any of the Powertel Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Powertel or any of the Powertel Subsidiaries.

     Between August 18, 2000, and the date of this Agreement, no Powertel Common Stock or Powertel Common Stock Equivalents have been issued or granted, except issuances of Powertel Common Stock upon the exercise of Powertel Stock Options or Powertel Warrants outstanding on August 18, 2000, and grants of new Powertel Stock Options to new employees or employees granted promotions in the ordinary course of business; provided that the shares of Powertel Common Stock underlying such Powertel Stock Options will not exceed a total of 50,000 shares of Powertel Common Stock.

     SECTION 2.04 Authority. The Board of Directors of Powertel, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement, the Reorganization and the Powertel Stockholder

Agreement, (ii) determining that the Reorganization, including the Merger, is fair to and in the best interests of Powertel's stockholders and (iii) recommending that Powertel's stockholders approve and adopt this Agreement. Powertel has the requisite corporate power and authority to execute and deliver this Agreement and the other agreements to which it is a party that are referenced herein and, subject to the adoption and approval of this Agreement by
(i) a majority of the votes entitled to be cast by the holders of all outstanding shares of Powertel Common Stock and Series A Preferred Shares, voting on an as-if-converted to Powertel Common Stock basis and voting together with the holders of the Powertel Common Stock as a single class, and (ii) two-thirds of each class of the Series A Preferred Shares, Series B Preferred Shares, Series D Preferred Shares, Series E Preferred Shares and Series F Preferred Shares, each such class of preferred stock voting as a single class (collectively, the "Powertel Stockholder Approval"), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Powertel and the consummation by Powertel of the Reorganization and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Powertel, subject to the Powertel Stockholder Approval. This Agreement has been duly executed and delivered by Powertel and (assuming the valid authorization, execution and delivery of this Agreement by VoiceStream) constitutes the valid and binding obligation of Powertel enforceable against Powertel in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights and remedies generally, and
(ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     SECTION 2.05 Consents and Approvals; No Violations. Except as set forth in Item 2.05 of the Powertel Letter, and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, state securities or "Blue Sky" laws, the Exchange Act, the Communications Act, the HSR Act, the DGCL, the rules, regulations and published decisions of the FAA, the FCC and state public utility or service commissions or similar agencies, or the rules and regulations of Nasdaq (collectively, the "Powertel Required Approvals"), neither the execution, delivery or performance of this Agreement by Powertel nor the consummation by Powertel of the transactions contemplated hereby will (i) violate or conflict with the Restated Certificate of Incorporation or Restated By-laws of Powertel or of the similar organizational documents of any of the Powertel Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings could not reasonably be expected to have a Material Adverse Effect on Powertel or prevent or materially delay the consummation of the Reorganization),
(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Powertel or any of the Powertel Subsidiaries is a party or by which any of their respective properties are bound, (iv) violate any law, court order, judgment, decree, or regulation applicable to Powertel or any of the Powertel Subsidiaries or by which any of their respective properties are bound, or (v) result in the creation or imposition of any Lien on any asset of Powertel or the Powertel Subsidiaries, except in the case of clauses (iii), (iv) or (v) for violations, breaches or defaults that could not reasonably be expected to have a Material Adverse Effect on Powertel or prevent or materially delay the consummation of the Reorganization.

     SECTION 2.06 SEC Documents and Other Reports. Powertel has filed with the SEC all documents required to be filed by it since January 1, 1997 under the Securities Act or the Exchange Act (the "Powertel SEC Documents"). As of their respective filing dates, the Powertel SEC Documents were prepared substantially in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) none of the Powertel SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Powertel included in the Powertel SEC Documents have been prepared in accordance with generally accepted accounting principles (except in the case of the unaudited statements permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Powertel and the consolidated Powertel Subsidiaries as of the respective dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

     SECTION 2.07  Absence of Material Adverse Change. Except as disclosed in
Item 2.07 of the Powertel Letter or in the documents filed by Powertel with the SEC and publicly available prior to the date of this Agreement (the "Powertel Filed SEC Documents"), since December 31, 1999, Powertel and the Powertel Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course, consistent with past practices, and there has not been (i) any Material Adverse Change with respect to Powertel, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than regularly scheduled dividends on the Series E Preferred Shares and Series F Preferred Shares) or any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iv) any material change in accounting methods, principles or practices by Powertel affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

     SECTION 2.08 Information Supplied. None of the information supplied or to be supplied by Powertel specifically for inclusion or incorporation by reference in (i) the Registration Statement or (ii) the joint proxy statement (together with any amendments or supplements thereto, the "Joint Proxy Statement") relating to the Stockholder Meetings will, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement or the time of the Stockholder Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply (with respect to Powertel) as to form in all material respects with the requirements of the Securities Act, and the Joint Proxy Statement will comply (with respect to Powertel) as to form in all material respects with the requirements of the Exchange Act. Powertel makes no representation or warranty with respect to any information supplied by VoiceStream or any other Person who is not an Affiliate of Powertel that is contained in the Registration Statement or the Joint Proxy Statement.

     SECTION 2.09 Permits; Compliance with Laws. (a) Each of Powertel and the Powertel Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Powertel or any of the Powertel Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Powertel Permits"), except where the failure to have any of the Powertel Permits could not, individually or in the aggregate, have a Material Adverse Effect on Powertel, and, as of the date of this Agreement, no suspension or cancellation of any of the Powertel Permits is pending or, to the knowledge of Powertel, threatened, except where the suspension or cancellation of any of the Powertel Permits could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Powertel. The business of Powertel and the Powertel Subsidiaries is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that could not reasonably be expected to have a Material Adverse Effect on Powertel or prevent or materially delay the consummation of the Reorganization. None of the representations and warranties made in this Section
2.09 are being made with respect to Environmental Laws.

     (b) Except as set forth in Item 2.09 of the Powertel Letter:

          (i) Powertel and each of the Powertel Subsidiaries holds, and is qualified and eligible to hold, all material licenses, permits and other authorizations issued or to be issued by the FCC to such entity for the operation of their respective businesses, all of which are set forth in
     Item 2.09 of the Powertel Letter

     (the "Powertel FCC Licenses"). Each of the Powertel FCC Licenses that is subject to restrictions under Section 310(b) of the Communications Act is held by a Powertel Subsidiary.

          (ii) The Powertel FCC Licenses are valid and in full force and effect, and neither Powertel nor any of the Powertel Subsidiaries is or has been delinquent in payment on or in default under any installment obligation owed to the United States Treasury in connection with the Powertel FCC Licenses. As used herein, the term "full force and effect" means that (A) the orders issuing the Powertel FCC Licenses have become effective, (B) no stay of effectiveness of such orders has been issued by the FCC, and (C) the Powertel FCC Licenses have not been invalidated by any subsequent published FCC action.

          (iii) All material reports and applications required by the Communications Act or required to be filed with the FCC by Powertel or any of the Powertel Subsidiaries have been filed and are accurate and complete in all material respects.

          (iv) Powertel and the Powertel Subsidiaries are, and have been, in compliance in all material respects with, and the wireless communications systems operated pursuant to the Powertel FCC Licenses are and have been operated in compliance in all material respects with, the Communications Act.

          (v) There is not pending or, to Powertel's knowledge, threatened, as of the date hereof any application, petition, objection, pleading or proceeding with the FCC or any public service commission or similar body having jurisdiction or authority over the communications operations of Powertel or any of the Powertel Subsidiaries which is reasonably likely to result in the revocation, cancellation, suspension, dismissal, denial or any materially adverse modification of any Powertel FCC License or imposition of any substantial fine or forfeiture against Powertel or any of the Powertel Subsidiaries.

          (vi) No facts are known to Powertel or the Powertel Subsidiaries which if known by a Governmental Entity of competent jurisdiction would present a substantial risk that any Powertel FCC License could be revoked, cancelled, suspended or materially adversely modified or that any substantial fine or forfeiture could be imposed against Powertel or any of the Powertel Subsidiaries.

          (vii) Powertel and the Powertel Subsidiaries have not made any material misstatements of fact, or omitted to disclose any fact, to any Government Entity or in any report, document or certificate filed therewith, which misstatements or omissions, individually or in the aggregate, could reasonably be expected to subject any Powertel FCC Licenses to revocation or failure to renew, except to the extent that such revocation or failure to renew would not have a Material Adverse Effect on Powertel or the transactions contemplated by this Agreement.

     SECTION 2.10 Tax Matters. Except as set forth in Item 2.10 of the Powertel Letter or as would not have a Material Adverse Effect on Powertel: (i) Powertel and each of the Powertel Subsidiaries have timely filed (after taking into account any extensions to file) all Tax Returns required to be filed by them either on a separate or combined or consolidated basis; (ii) all such Tax Returns are correct in all respects and accurately disclose in all respects all Taxes required to be paid for the periods covered thereby; (iii) Powertel and the Powertel Subsidiaries have paid or caused to be paid all Taxes shown as due on such Tax Returns and all Taxes for which no Tax Return was required to be filed, and the financial statements contained in the Powertel SEC Documents reflect an adequate reserve as determined in accordance with generally accepted accounting principles for all material Taxes payable by Powertel and the Powertel Subsidiaries and not yet due (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax treatment) for all taxable periods and portions thereof accrued through the date of such financial statements; (iv) none of Powertel or any Powertel Subsidiary has waived in writing any statute of limitations in respect of Taxes; (v) there is no action, suit, investigation, audit, claim or assessment that has been formally commenced or proposed to Powertel in writing with respect to Taxes of Powertel or any of the Powertel Subsidiaries where an adverse determination is reasonably likely; (vi) there are no Liens for Taxes upon the assets of Powertel or any Powertel Subsidiary except for Liens relating to current Taxes not yet due; (vii) all Taxes which Powertel or any Powertel Subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued on the books of Powertel or such Powertel Subsidiary; (viii) neither Powertel nor any Powertel Subsidiary has been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member; (ix) no deduction of any amount that would otherwise be deductible by Powertel or any of the Powertel Subsidiaries with respect to taxable periods ending on or before the Effective Time could be disallowed under Section 162(m) of the Code; (x) neither Powertel nor any of the Powertel Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (a) in the two (2) years prior to the date of this Agreement or (b) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Reorganization; (xi) neither Powertel nor any of the Powertel Subsidiaries is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code; (xii) none of Powertel, VoiceStream or any of their Subsidiaries will be obligated to make a payment, in connection with the transactions contemplated hereunder or otherwise, to any employee or former employee of, or individual providing services to, Powertel or any Powertel Subsidiary that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future; and (xiii) none of Powertel, VoiceStream or any of their Subsidiaries will be obligated to pay any excise taxes or similar taxes imposed on any employee or former employee of, or individual providing services to, Powertel or any Powertel Subsidiary under Section 4999 of the Code or any similar provisions as a result of the consummation of the transactions contemplated hereby, either alone or in connection with any other event.

     SECTION 2.11 Liabilities. Except as set forth in the Powertel Filed SEC Documents or Item 2.11 of the Powertel Letter, and as permitted by this Agreement and the Powertel Merger Agreement, Powertel and the Powertel Subsidiaries, taken as a whole, do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Powertel and the Powertel Subsidiaries or in the notes thereto, other than (i) liabilities and obligations incurred in the ordinary course of business since December 31, 1999 or (ii) liabilities arising after December 31, 1999 which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Powertel.

     SECTION 2.12  Benefit Plans; Employees and Employment Practices.

     (a) Except as disclosed in the Powertel Filed SEC Documents or Item 2.12(a) of the Powertel Letter, or to the extent required by law or required to maintain compliance with provisions of the Code, neither Powertel nor any of the Powertel Subsidiaries has adopted or amended in any material respect any ERISA Benefit Plan of Powertel since the date of the most recent audited financial statements included in the Powertel Filed SEC Documents. Except as set forth in Item 2.12(a) of the Powertel Letter, Powertel does not have any commitment to create, adopt or contribute to any Powertel Benefit Plan. Except as disclosed in Item 2.12(a) of the Powertel Letter or in the Powertel Filed SEC Documents, as of the date of this Agreement, there exist no material employment, consulting, severance, bonus, incentive or termination agreements between Powertel or any of the Powertel Subsidiaries and any current or former employee, officer or director of Powertel or any of the Powertel Subsidiaries.

     (b) Item 2.12(b) of the Powertel Letter contains a list of all the Powertel Benefit Plans. None of Powertel, any of the Powertel Subsidiaries, any officer of Powertel or any of the Powertel Subsidiaries or any of the ERISA Benefit Plans has on or before the date of this Agreement engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any ERISA Benefit Plan that could reasonably be expected to subject Powertel, any of the Powertel Subsidiaries or any officer of Powertel or any of the Powertel Subsidiaries to any Tax on prohibited transactions imposed by Section 4975 of the Code or to any liability under Section 502(i) or (l) of ERISA where such Tax or liability has or would be reasonably expected to have a Material Adverse Effect on Powertel. No ERISA Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code or Part 3 of Title I of ERISA), whether or not waived. Neither Powertel nor any of the Powertel Subsidiaries has incurred and none of such entities reasonably expects to incur, any material liability to the PBGC with respect to any ERISA Benefit Plan. No assets of Powertel or any of the Powertel Subsidiaries are subject to Liens arising under ERISA or the Code on account of any ERISA Benefit Plan, neither Powertel nor any of the Powertel Subsidiaries has been required to provide any security under Sections 401(a)(29) or 412(f) of the Code, or under Section 307 of ERISA, and, to Powertel's knowledge, no event has occurred that could give rise to any such Lien or a requirement to provide any such security. Except as disclosed in Item 2.12(b) of the Powertel Letter, none of Powertel, the Powertel Subsidiaries or any ERISA Affiliate has at any time during the five-year period preceding the date hereof contributed to any "multiemployer plan" (as defined in Section 3(37) of ERISA).

     (c) Except as disclosed in Item 2.12(c) of the Powertel Letter, and except for such matters as could not be reasonably expected to have a Material Adverse Effect on Powertel, to the extent applicable, (i) each ERISA Benefit Plan complies with the requirements of ERISA and the Code, (ii) each ERISA Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred since the date of that determination that could reasonably be expected to adversely affect the qualified status of such plan and its related trust is tax-exempt and has been so since its creation, and (iii) each Powertel Benefit Plan has been maintained, administered and operated in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Powertel Benefit Plans.

     (d) Except as disclosed in Item 2.12(d) of the Powertel Letter, all material contributions, reserves or premium payments under or to the Powertel Benefit Plans, accrued to the date hereof have been made or provided for.

     (e) Except as disclosed in Item 2.12(e) of the Powertel Letter, and except for any liability as could not be reasonably expected to have a Material Adverse Effect on Powertel, Powertel has not incurred any liability under Subtitle C or D of Title IV of ERISA with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Powertel, or any entity which is considered one employer with Powertel under
Section 4001 of ERISA.

     (f) Except as disclosed in Item 2.12(f) of the Powertel Letter, neither Powertel nor any of the Powertel Subsidiaries has any obligation to provide retiree health or welfare benefits for any current or former employee under any Powertel Benefit Plan, except as required by Part 6 of Title I of ERISA or to avoid excise taxes under Section 4980B of the Code, and the terms of the Powertel Benefit Plans permit Powertel to amend or terminate such Powertel Benefit Plans at any time without incurring liability thereunder.

     (g) Except as disclosed in Item 2.12(g) of the Powertel Letter, Powertel has not engaged in, nor is it a successor or parent corporation to an entity that has engaged in a transaction described in Section 4069 of ERISA.

     (h) Except as disclosed in Item 2.12(h) of the Powertel Letter, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (i) payment (whether of severance pay or otherwise) becoming due from Powertel or any of the Powertel Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement; (ii) benefit under any Powertel Benefit Plan being established or becoming accelerated, vested or payable; or (iii) "reportable event" (as defined in Section 4043 of ERISA) with respect to any ERISA Benefit Plan subject to Title IV of ERISA.

     (i) Except as disclosed in Item 2.12(i) of the Powertel Letter, as of the date of this Agreement there are no pending disputes, arbitrations, claims, suits, grievances or, to the knowledge of Powertel, governmental audits involving a Powertel Benefit Plan (other than routine claims for benefits payable under any such Powertel Benefit Plan or routine audits) that would reasonably be expected either individually or in the aggregate, to have a Material Adverse Effect on Powertel.

     (j) Item 2.12(j) of the Powertel Letter contains a list setting forth the name and current annual salary and other material compensation payable to each Significant Employee, and the profit sharing, bonus or other form of additional cash compensation paid or payable by Powertel or the Powertel Subsidiaries to or for the benefit of each such person for the current fiscal year. Except as set forth in Item 2.12(j) of the Powertel Letter, there are no oral or written contracts, agreements or arrangements obligating Powertel or any of the

Powertel Subsidiaries to increase the compensation or benefits presently being paid or hereafter payable to any Significant Employees or any oral employment or consulting or similar arrangements regarding any Significant Employee that are not terminable without liability on thirty (30) days' or less prior notice. Item 2.12(j) of the Powertel Letter lists all written employment and consulting agreements with respect to any Significant Employee. Powertel has provided true and correct copies of all employment agreements listed on Item 2.12(j) of the Powertel Letter. Except for severance or retention obligations to Significant Employees set forth in Item 2.12(j) or as otherwise set forth in Item 2.12(j), there is not due or owing and there will not be due and owing at the Effective Time to any Significant Employees, any sick pay, severance pay (whether arising out of the termination of a Significant Employee prior to, on, or subsequent to the Effective Time), compensable time or pay, including salary, commission and bonuses, personal time or pay or vacation time or vacation pay attributable to service rendered on or prior to the Effective Time, the aggregate of which exceeds $50,000 for any Significant Employee. Except as disclosed in Item 2.12(j) of the Powertel Letter and other than claims made in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $500,000 neither Powertel nor any of the Powertel Subsidiaries have any liability arising out of claims made or suits brought (including workers' compensation claims and claims or suits for contribution to, or indemnification of, third parties, occupational health and safety, environmental, consumer protection or equal employment matters) for injury, sickness, disease, discrimination, death or termination of employment of any Significant Employee, or other employment matter to the extent attributable to an event occurring or a state of facts existing on or prior to the Effective Time.

     (k) Except as set forth in Item 2.12(k) of the Powertel Letter, Powertel and each of the Powertel Subsidiaries (i) is in compliance with all applicable federal and state laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Powertel Employees, except where the failure to be in compliance would not, singly or in the aggregate, have a Material Adverse Effect on Powertel or its financial condition or business; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Powertel Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, except as would reasonably be expected to not have a Material Adverse Effect on Powertel; and (iv) (other than routine payments to be made in the normal course of business and consistent with past practice) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, Social Security or other benefits for Powertel Employees.

     (l) Except as disclosed in Item 2.12(l) of the Powertel Letter, as of the date of this Agreement there are no controversies, strikes, work stoppages or disputes pending or to Powertel's knowledge threatened against Powertel or any of the Powertel Subsidiaries, and no organizational effort by any labor union or other collective bargaining unit currently is under way with respect to any employee, which in any such case would reasonably be expected to have a Material Adverse Effect on Powertel. None of Powertel or any of the Powertel Subsidiaries is a party to a collective bargaining agreement. Except as set forth in Item 2.12(l) of the Powertel Letter, there is no, and there is not threatened, any labor dispute, grievance or litigation relating to labor, safety or discrimination matters involving any Powertel Employee including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Powertel. There has been no engagement in any unfair labor practices by Powertel or the Powertel Subsidiaries within the meaning of the National Labor Relations Act which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Powertel.

     SECTION 2.13 Litigation. Except as disclosed in Item 2.13 of the Powertel Letter or in the Powertel Filed SEC Documents, as of the date of this Agreement, there is no suit, action, proceeding or investigation pending or, to Powertel's knowledge, threatened, against Powertel or any of the Powertel Subsidiaries before any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Powertel or prevent or materially delay the consummation of the Reorganization. Except as disclosed in Item 2.13 of the Powertel Letter or in the Powertel Filed SEC Documents, neither Powertel nor any of the Powertel Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Powertel.

     SECTION 2.14 Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Powertel, or would not otherwise require disclosure pursuant to the Securities Act or Exchange Act, (i) each of Powertel and the Powertel Subsidiaries has complied and is in compliance with all applicable Environmental Laws; (ii) the properties currently owned or operated by Powertel or any of the Powertel Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) to Powertel's knowledge, no Hazardous Substances were present, disposed, released or otherwise deposited on, under, at or from the properties formerly owned or operated by Powertel or any of the Powertel Subsidiaries during the period of ownership or operation by Powertel or any of the Powertel Subsidiaries; (iv) to Powertel's knowledge, neither Powertel nor any of the Powertel Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Powertel nor any of the Powertel Subsidiaries has received any notice, demand, threat, letter, claim or request for information alleging that Powertel or any of the Powertel Subsidiaries may be in violation of or liable under any Environmental Law (including any claims relating to electromagnetic fields or microwave transmissions); and (vi) to Powertel's knowledge, neither Powertel nor any of the Powertel Subsidiaries is subject to any orders, decrees, injunctions or other arrangements (other than those of general applicability not specifically related to Powertel) with any Governmental Entity or regulatory authority or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances (except for such agreements entered into by Powertel in the ordinary course of business).

     SECTION 2.15 Section 203 of DGCL. The Board of Directors of Powertel has approved this Agreement, the Reorganization and the Powertel Stockholder Agreement and the transactions contemplated hereby, with the effect that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to VoiceStream or Sub as a result of this Agreement, the Reorganization and Powertel Stockholder Agreement. To Powertel's knowledge, (i) no anti-takeover statute or similar law of Georgia or Delaware imposes restrictions which could reasonably be expected to adversely affect or delay the consummation of the transactions contemplated by this Agreement, and (ii) no "control share acquisition," "fair price," "moratorium" or other anti-takeover laws or regulations enacted under Georgia or Delaware law applicable to Powertel apply to this Agreement or any of the transactions related thereto.

     SECTION 2.16 Intellectual Property. Except as set forth in the Powertel Filed SEC Documents or in Item 2.16 of the Powertel Letter, the Intellectual Property Rights consist solely of items and rights which are: (i) owned by Powertel or the Powertel Subsidiaries; (ii) in the public domain; or (iii) rightfully used by Powertel or the Powertel Subsidiaries pursuant to a license, and, with respect to Intellectual Property Rights owned by Powertel or the Powertel Subsidiaries, Powertel or the Powertel Subsidiaries own the entire right, title and interest in and to such Intellectual Property Rights free and clear of any Liens. Powertel and the Powertel Subsidiaries have all rights in the Intellectual Property Rights necessary to carry out their businesses substantially as currently conducted except as could not reasonably be expected to have a Material Adverse Effect on Powertel. The Intellectual Property Rights do not infringe on any proprietary right of any Person, except to the extent that any such infringement, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Powertel. As of the date of this Agreement, no claims against Powertel or any Powertel Subsidiary (or, to Powertel's knowledge, against any other holder of Intellectual Property Rights) (x) challenging the validity, effectiveness, or ownership by Powertel or the Powertel Subsidiaries of any of the Intellectual Property Rights, or (y) to the effect that the Intellectual Property Rights infringe or will infringe on any intellectual property or other proprietary right of any Person have been asserted or, to Powertel's knowledge, are threatened by any Person nor to Powertel's knowledge are there any valid grounds for any bona fide claim of any such kind. To Powertel's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, employee or former employee of Powertel or the Powertel Subsidiaries.

     SECTION 2.17 Opinion of Financial Advisor. The Board of Directors of Powertel has received the oral opinion of Morgan Stanley & Co. Incorporated ("Powertel Financial Advisor"), on the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Reorganization by Powertel's stockholders is fair to Powertel's stockholders from a financial point of view.

     SECTION 2.18 Brokers. Except for the Powertel Financial Advisor, the fees and expenses of which will be paid by Powertel (and are reflected in an agreement with Powertel, a true and correct copy of which has been furnished to and accepted by VoiceStream), no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Powertel. In no event shall the amounts paid or payable by Powertel to the Powertel Financial Advisor in connection with the transactions contemplated by this Agreement exceed $23,000,000.

     SECTION 2.19 Tax Status. To the knowledge of Powertel after due investigation, neither Powertel nor any of its Affiliates has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. To the knowledge of Powertel after due investigation, there are no facts or circumstances relating to Powertel or its Affiliates, including any covenants or undertakings of Powertel pursuant to this Agreement, that would prevent Morris, Manning & Martin, LLP from delivering the opinion referred to in
Section 6.02(b) as of the date hereof.

     SECTION 2.20 Contracts. Except as set forth in the Powertel Filed SEC Documents or in Item 2.20 of the Powertel Letter, and except for this Agreement, the Powertel Merger Agreement and the agreements referenced hereby and thereby, neither Powertel nor any of the Powertel Subsidiaries is a party to or bound by:
(i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or any agreement, contract or commitment the loss or termination of which could have a Material Adverse Effect on Powertel; (ii) any non-competition agreement or any similar agreement or obligation which materially limits or could materially limit Powertel or any of the Powertel Subsidiaries from engaging in the business of providing wireless communications services or from developing wireless communications technology anywhere in the world; or (iii) any management agreement, technical services agreement or other agreement whereby Powertel or any of the Powertel Subsidiaries is providing or is required to provide management or technical services to any other Person. Taken as a whole, the contracts and agreements required to be filed by Powertel with the SEC together with the contracts and agreements required to be set forth on Item 2.20 of the Powertel Letter are collectively referred to as the "Powertel Contracts"). With such exceptions as, individually or in the aggregate, have not had, and could not be reasonably expected to have, a Material Adverse Effect on Powertel, (x) each of the Powertel Contracts is valid and in full force and effect (except to the extent they have previously expired in accordance with their terms), and (y) except as set forth in Item 2.20 of the Powertel Letter, neither Powertel nor any of the Powertel Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Powertel Contract. To the knowledge of Powertel, no counterparty to any such contract, agreement or commitment has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both would constitute a default or other breach under the provisions of, such Powertel Contract, except for defaults or breaches which, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect on Powertel. Neither Powertel nor any of the Powertel Subsidiaries is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction, other than any such transactions which are not material to the business of Powertel or the Powertel Subsidiaries. Powertel has provided or made available to VoiceStream a copy of each agreement described in item (i), (ii) and (iii) above. The designation or definition of Powertel Contracts for purposes of this Section 2.20 and the disclosures made pursuant hereto shall not be construed or utilized to expand, limit or define the terms "material" and "Material Adverse Effect" as otherwise referenced and used in this Agreement.

     SECTION 2.21 Vote Required. The only vote of the holders of any class or series of capital stock of Powertel necessary to approve this Agreement and the transactions contemplated hereby is the Powertel Stockholder Approval. As of the date hereof, the Powertel Principal Stockholders have the requisite voting power to satisfy the Powertel Stockholder Approval.

     SECTION 2.22  Transactions with Affiliates. Except as described in Item
2.22 of the Powertel Letter or in the Powertel Filed SEC Documents, to Powertel's knowledge, no director or executive officer of Powertel or any 5% or greater stockholder of Powertel is at the date hereof a party to any transaction with Powertel or any of the Powertel Subsidiaries in which the amount involved exceeds $60,000, including any contract or arrangement providing for the furnishing of services to or by, providing for rental of real or personal property (including intellectual property) to or from, or otherwise requiring payments to or from Powertel or any of the Powertel Subsidiaries.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF VOICESTREAM

     Except as disclosed in the VoiceStream Filed SEC Documents and except as set forth in the VoiceStream Letter (it being agreed that disclosure of any item in the VoiceStream Letter shall be deemed disclosure with respect to any section of this Agreement to which the relevance of such item is reasonably apparent), VoiceStream hereby represents and warrants as of the date hereof to Powertel as follows:

     SECTION 3.01 Organization. Each of VoiceStream and its Subsidiaries (collectively, the "VoiceStream Subsidiaries") is a corporation or limited liability company duly organized, validly existing and in good standing (where such concept is applicable) under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to have a Material Adverse Effect on VoiceStream or prevent or materially delay the consummation of the Reorganization. VoiceStream is, and Sub will be when incorporated, duly qualified or licensed to do business and is in good standing (where such concept is applicable) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing (where such concept is applicable) could not reasonably be expected to have a Material Adverse Effect on VoiceStream or prevent or materially delay the consummation of the Reorganization. VoiceStream has delivered to Powertel complete and correct copies of its Certificate of Incorporation and By-laws and has made available to Powertel the certificate of incorporation and by-laws (or similar organizational documents) of each of the VoiceStream Subsidiaries.

     SECTION 3.02 Ownership of Sub. As of the Effective Time (i) all of the outstanding shares of capital stock of Sub will be validly issued and fully paid and nonassessable, and (ii) all of the outstanding shares of capital stock of Sub will be owned by VoiceStream.

     SECTION 3.03 Capital Structure. (a) The authorized capital stock of VoiceStream consists solely of (i) 1,000,000,000 shares of VoiceStream Common Stock, of which, as of July 31, 2000, (A) 214,617,441 shares were issued and outstanding, including the restricted shares listed on Item 3.03 of the VoiceStream Letter, (B) no shares were held in the treasury of VoiceStream, (C) 9,625,762 shares were issuable upon the exercise of options outstanding under the VoiceStream 2000 Management Incentive Stock Option Plan, and (D) 274,844 shares were issuable upon the exercise of the warrants described in Item 3.03 of the VoiceStream Letter, and (ii) 100,000,000 shares of preferred stock, $0.001 par value, of VoiceStream, of which, as of July 31, 2000, 7,606 2 1/2% Convertible Preferred Shares were issued and outstanding and owned by Hutchison Telecommunications PCS (USA) Limited, which shares, as of the date hereof, are convertible into 26,227,586 shares of VoiceStream Common Stock. The authorized capital stock of Omnipoint Corporation consists solely of (i) 200,000,000 shares of common stock $0.01 par value, of which, as of July 31, 2000, 65,000,000 shares were issued and outstanding and owned by VoiceStream, and (ii) 10,000,000 shares of preferred stock, $0.01 par value, of which, as of July 31, 2000, 6,355,195 shares of 7% Convertible Preferred Stock were issued and outstanding, which shares are convertible, as of the date hereof, into 8,425,082 shares of VoiceStream Common Stock. Except as set forth in Item 3.03 of the VoiceStream Letter or permitted by the DT Merger Agreement and as to the exchange rights relating to the Cook Inlet Joint Ventures as set forth on Item 3.03 of the VoiceStream Letter ("Exchange Rights"), (i) since July 31, 2000, no shares of VoiceStream Common Stock have been issued, except upon the exercise of options or the warrants described in the immediately preceding sentence, and (ii) as of July 31, 2000, there are no outstanding VoiceStream Equity Rights. For purposes of this Agreement, "VoiceStream Equity Rights" means subscriptions, options, warrants, calls, commitments, agreements, conversion rights, exchange rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from VoiceStream or any of VoiceStream's Subsidiaries or any Cook Inlet Joint Venture at any time any shares of the capital stock or other voting or non-voting securities of VoiceStream. Item 3.03 of the VoiceStream Letter sets forth a complete and accurate list of all outstanding VoiceStream Equity Rights as of July 31, 2000 (provided that, with respect to options, such list need only set forth the aggregate number of options with weighted-average exercise prices at which grants have been made and need not specify grants by grantee). Since July 31, 2000, no VoiceStream Equity Rights have been issued except (1) after the date hereof, as permitted by Section 4.01 of the DT Merger Agreement or as a result of the transactions permitted by Section 5.15 of the DT Merger Agreement,
(2) pursuant to the VoiceStream stock plans listed on Item 3.03(a) of the VoiceStream Letter, or (3) pursuant to the Exchange Rights.

     (b) Except as set forth on Item 3.03 of the VoiceStream Letter, there are no outstanding obligations of VoiceStream or any of VoiceStream's Subsidiaries or any Cook Inlet Joint Venture to repurchase, redeem or otherwise acquire any shares of capital stock of VoiceStream.

     (c) All shares of issued and outstanding VoiceStream Common Stock are validly issued, fully paid and nonassessable, and the shares of VoiceStream Common Stock to be issued to the Powertel Stockholders pursuant to this Agreement are not subject to any preemptive rights.

     (d) All the outstanding capital stock of each of the VoiceStream Subsidiaries and each of the Cook Inlet Joint Ventures which is owned by VoiceStream is duly authorized, validly issued, fully paid and nonassessable and owned by VoiceStream or one of the VoiceStream Subsidiaries free and clear of any Liens except for Liens which are granted to secure indebtedness and are disclosed in Item 3.03 of the VoiceStream Letter. Except as set forth on Item
3.03 of the VoiceStream Letter and as to the Exchange Rights, except as hereafter issued or entered into in accordance with the DT Merger Agreement, there are no material existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights, exchange rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from VoiceStream or any VoiceStream Subsidiary or any Cook Inlet Joint Venture at any time any shares of the capital stock or other voting or non-voting securities or partnership interests or membership interests of any VoiceStream Subsidiary or any Cook Inlet Joint Venture, whether or not presently issued or outstanding (except for rights of first refusal to purchase interests in Subsidiaries which are not wholly owned by VoiceStream and the Cook Inlet Joint Ventures), and there are no outstanding obligations of VoiceStream or any of the VoiceStream Subsidiaries or the Cook Inlet Joint Ventures to repurchase, redeem or otherwise acquire any shares of capital stock or other voting or non-voting securities or partnership interests or membership interests of VoiceStream or any of the VoiceStream Subsidiaries or any Cook Inlet Joint Venture.

     (e) No bonds, debentures, notes or other indebtedness of VoiceStream having the right to vote on any matters on which stockholders may vote are issued or outstanding except for any securities issued after the date hereof in accordance with Section 4.01 of the DT Merger Agreement.

     SECTION 3.04 Authority. The Board of Directors of VoiceStream, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement, the Reorganization, the Powertel Stockholder Agreements and the VoiceStream Stockholder Agreements, (ii) determining that the Reorganization, including the Merger, and the issuance of shares of VoiceStream Common Stock in accordance with the Reorganization, is fair to and in the best interests of VoiceStream stockholders and (iii) recommending that the VoiceStream stockholders approve and adopt this Agreement. VoiceStream has the requisite corporate power and authority to execute and deliver this Agreement and the other agreements to which it is a party that are referenced herein and, subject to the approval and adoption of this Agreement by a majority of the votes cast at a meeting by the holders of the VoiceStream Common Stock (the "VoiceStream Stockholder Approval"), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by VoiceStream and the consummation by VoiceStream of the Reorganization and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of VoiceStream, subject to the VoiceStream Stockholder Approval. This Agreement has been duly executed and delivered by VoiceStream and (assuming the valid authorization, execution and delivery of this Agreement by Powertel) constitutes the valid and binding obligation of VoiceStream enforceable in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights and remedies generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law). The issuance of shares of VoiceStream Common Stock in connection with the Reorganization and the filing of a registration statement on Form S-4 with the SEC by VoiceStream under the Securities Act for the purpose of registering the shares of VoiceStream Common Stock to be issued in connection with the Reorganization (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") have been duly authorized by VoiceStream's Board of Directors.

     SECTION 3.05  Consents and Approvals; No Violations. Except as set forth in
Item 3.05 of the VoiceStream Letter, and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, state securities or "Blue Sky" laws, the Exchange Act, the Communications Act, the HSR Act, the DGCL, the rules, regulations and published decisions of the FAA, the FCC and state public utility or service commissions or similar agencies, or the rules and regulations of Nasdaq (collectively, the "VoiceStream Required Approvals" and together with the Powertel Required Approvals, the "Required Regulatory Approvals"), neither the execution, delivery or performance of this Agreement by VoiceStream nor the consummation by VoiceStream of the transactions contemplated hereby will (i) violate or conflict with the Certificate of Incorporation or By-laws of VoiceStream, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings could not reasonably be expected to have a Material Adverse Effect on VoiceStream or prevent or materially delay the consummation of the Reorganization), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which VoiceStream or any of the VoiceStream Subsidiaries is a party or by which any of their respective properties are bound, (iv) violate any order, writ, judgment, injunction, decree, statute, rule or regulation applicable to VoiceStream or any of the VoiceStream Subsidiaries or by which any of their respective properties are bound, or (v) result in the creation or imposition of any Lien on any asset of VoiceStream or the VoiceStream Subsidiaries, except in the case of clauses
(iii), (iv) or (v) for violations, breaches or defaults that could not reasonably be expected to have a Material Adverse Effect on VoiceStream or prevent or materially delay the consummation of the Reorganization.

     SECTION 3.06 SEC Documents and Other Reports. VoiceStream has filed with the SEC all documents required to be filed by it since January 1, 1999 under the Securities Act or the Exchange Act (the "VoiceStream SEC Documents"). As of their respective filing dates, the VoiceStream SEC Documents were prepared substantially in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) none of the VoiceStream SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of VoiceStream included in the VoiceStream SEC Documents have been prepared in accordance with generally accepted accounting principles (except in the case of the unaudited statements, under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of VoiceStream and the consolidated VoiceStream Subsidiaries as of the respective dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

     SECTION 3.07  Absence of Material Adverse Change. Except as disclosed in
Item 3.07 of the VoiceStream Letter or in the documents filed by VoiceStream with the SEC and publicly available prior to the date of this Agreement (the "VoiceStream Filed SEC Documents"), since December 31, 1999, VoiceStream and the VoiceStream Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course, consistent with past practices, and there has not been (i) any Material Adverse Change with respect to VoiceStream, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than regular quarterly cash dividends) or any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iv) any material change in accounting methods, principles or practices by VoiceStream affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

     SECTION 3.08 Information Supplied. None of the information supplied or to be supplied by VoiceStream specifically for inclusion or incorporation by reference in (i) the Registration Statement or (ii) the Joint Proxy Statement, will, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or in the case of the Joint Proxy Statement, at the time of the first mailing of the Joint Proxy Statement or the time of the Stockholder Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply (with respect to VoiceStream) as to form in all material respects with the requirements of the Securities Act, and the Joint Proxy Statement will comply (with respect to VoiceStream) as to form in all material respects with the requirements of the Exchange Act. VoiceStream makes no representation or warranty with respect to any information supplied by Powertel or any other Person who is not an Affiliate of VoiceStream which is contained in the Registration Statement or the Joint Proxy Statement.

     SECTION 3.09 Permits; Compliance with Laws. (a) Each of VoiceStream and the VoiceStream Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for VoiceStream or any of the VoiceStream Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "VoiceStream Permits"), except where the failure to have any of the VoiceStream Permits could not, individually or in the aggregate, have a Material Adverse Effect on VoiceStream and, as of the date of this Agreement, no suspension or cancellation of any of the VoiceStream Permits is pending or, to the knowledge of VoiceStream, threatened, except where the suspension or cancellation of any of the VoiceStream Permits could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on VoiceStream. The business of VoiceStream and the VoiceStream Subsidiaries is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that could not reasonably be expected to have a Material Adverse Effect on VoiceStream or prevent or materially delay the consummation of the Reorganization.

     (b) Except as set forth in Item 3.09 of the VoiceStream Letter:

          (i) VoiceStream and each of the VoiceStream Subsidiaries holds, and is qualified and eligible to hold, all material licenses, permits and other authorizations issued or to be issued by the FCC to such entity for the operation of their respective businesses, all of which are set forth in
     Item 3.09 of the VoiceStream Letter (the "VoiceStream FCC Licenses").

          (ii) The VoiceStream FCC Licenses are valid and in full force and effect, and neither VoiceStream nor any of the VoiceStream Subsidiaries is or has been delinquent in payment on or in default under any installment obligation owed to the United States Treasury in connection with the VoiceStream FCC Licenses. As used herein, the term "full force and effect" means that (A) the orders issuing the VoiceStream FCC Licenses have become effective, (B) no stay of effectiveness of such orders has been issued by the FCC, and (C) the VoiceStream FCC Licenses have not been invalidated by any subsequent published FCC action.

          (iii) All material reports and applications required by the Communications Act or required to be filed with the FCC by VoiceStream or any of the VoiceStream Subsidiaries have been filed and are accurate and complete in all material respects.

          (iv) VoiceStream and the VoiceStream Subsidiaries are, and have been, in compliance in all material respects with, and the wireless communications systems operated pursuant to the VoiceStream FCC Licenses are and have been operated in compliance in all material respects with, the Communications Act.

          (v) There is not pending or, to VoiceStream's knowledge, threatened, as of the date hereof any application, petition, objection, pleading or proceeding with the FCC or any public service commission or similar body having jurisdiction or authority over the communications operations of VoiceStream or any of the VoiceStream Subsidiaries which is reasonably likely to result in the revocation, cancellation, suspension, dismissal, denial or any materially adverse modification of any VoiceStream FCC License or imposition of any substantial fine or forfeiture against VoiceStream or any of the VoiceStream Subsidiaries.

          (vi) No facts are known to VoiceStream or the VoiceStream Subsidiaries which if known by a Governmental Entity of competent jurisdiction would present a substantial risk that any VoiceStream FCC License could be revoked, cancelled, suspended or materially adversely modified or that any substantial fine or forfeiture could be imposed against VoiceStream or any of the VoiceStream Subsidiaries.

          (vii) VoiceStream and the VoiceStream Subsidiaries have not made any material misstatements of fact, or omitted to disclose any fact, to any Government Entity or in any report, document or certificate filed therewith, which misstatements or omissions, individually or in the aggregate, could reasonably be expected to subject any material VoiceStream FCC Licenses to revocation or failure to renew, except to the extent that such revocation or failure to renew would not have a Material Adverse Effect on VoiceStream or the transactions contemplated by this Agreement.

     SECTION 3.10 Tax Matters. Except as set forth in Item 3.10 of the VoiceStream Letter or as would not have a Material Adverse Effect on VoiceStream, (i) VoiceStream and each of the VoiceStream Subsidiaries have timely filed (after taking into account any extensions to file) all Tax Returns required to be filed by them either on a separate or combined or consolidated basis; (ii) all such Tax Returns are correct in all respects and accurately disclose in all respects all Taxes required to be paid for the periods covered thereby; (iii) VoiceStream and the VoiceStream Subsidiaries have paid or caused to be paid all Taxes shown as due on such Tax Returns and all Taxes for which no Tax Return was required to be filed, and the financial statements contained in the VoiceStream SEC Documents reflect an adequate reserve as determined in accordance with generally acceptable accounting principles for all material Taxes payable by VoiceStream and the VoiceStream Subsidiaries and not yet due (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax treatment) for all taxable periods and portions thereof accrued through the date of such financial statements; (iv) neither VoiceStream nor any VoiceStream Subsidiary has waived in writing any statute of limitations in respect of Taxes; (v) there is no action, suit, investigation, audit, claim or assessment that has been formally commenced or proposed to VoiceStream in writing with respect to Taxes of VoiceStream or any of the VoiceStream Subsidiaries; (vi) there are no Liens for Taxes upon the assets of VoiceStream or any VoiceStream Subsidiary except for Liens relating to current Taxes not yet due; (vii) all Taxes which VoiceStream or any VoiceStream Subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued on the books of VoiceStream or such VoiceStream Subsidiary; (viii) none of VoiceStream or any VoiceStream Subsidiary has been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member; (ix) no deduction of any amount that would otherwise be deductible by VoiceStream or any of the VoiceStream Subsidiaries with respect to taxable periods ending on or before the Effective Time could be disallowed under Section 162(m) of the Code; and

(x) neither VoiceStream nor any of the VoiceStream Subsidiaries is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     SECTION 3.11 Liabilities. Except as set forth in the VoiceStream Filed SEC Documents and as permitted by this Agreement, VoiceStream and the VoiceStream Subsidiaries, taken as a whole, do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of VoiceStream and the VoiceStream Subsidiaries or in the notes thereto, other than (i) liabilities and obligations incurred in the ordinary course of business since December 31, 1999 and (ii) liabilities arising after December 31, 1999 which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on VoiceStream.

     SECTION 3.12 Litigation. Except as disclosed in Item 3.12 of the VoiceStream Letter or in the VoiceStream Filed SEC Documents, as of the date of this Agreement, there is no suit, action, proceeding or investigation pending or, to VoiceStream's knowledge, threatened, against VoiceStream or any of the VoiceStream Subsidiaries before any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on VoiceStream or prevent or materially delay the consummation of the Reorganization. Except as disclosed in Item 3.12 of the VoiceStream Letter or in the VoiceStream Filed SEC Documents, neither VoiceStream nor any of the VoiceStream Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on VoiceStream.

     SECTION 3.13 State Takeover Statutes. To the knowledge of VoiceStream, no state antitakeover statute or similar statute or regulation applicable to VoiceStream is applicable to this Agreement or the transactions contemplated hereby. To the knowledge of VoiceStream, no other "control share acquisition," "fair price," "moratorium" or other antitakeover laws or regulations enacted under Washington or Delaware state laws applicable to VoiceStream apply to this Agreement or any of the transactions related thereto.

     SECTION 3.14 Brokers. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by VoiceStream and are reflected in an agreement between Goldman, Sachs & Co. and VoiceStream, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of VoiceStream.

     SECTION 3.15 Tax Status. To the knowledge of VoiceStream after due investigation, neither VoiceStream nor any of its Affiliates has taken any action or failed to take any action which action or failure would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. To the knowledge of VoiceStream after due investigation, there are no facts or circumstances relating to VoiceStream or its Affiliates, including any covenants or undertakings of VoiceStream pursuant to this Agreement, that would prevent Jones, Day, Reavis & Pogue and/or Preston Gates & Ellis LLP from delivering the opinion referred to in Section 6.03(b) as of the date hereof.

     SECTION 3.16 Interim Operations and Performance of Sub. Sub is a newly-formed single purpose corporation which has been formed solely for the purpose of engaging in the transactions contemplated hereby, shall engage in no other business or activities and shall have conducted its operations only as contemplated hereby. VoiceStream shall have caused Sub to take all action required pursuant to this Agreement prior to the Effective Time, including the approval and adoption of this Agreement.

     SECTION 3.17 Vote Required. The Merger requires the approval by VoiceStream as the stockholder of Sub. The only vote required by the stockholders of VoiceStream to approve this Agreement and the transactions contemplated hereby is the VoiceStream Stockholder Approval.

     SECTION 3.18  Transactions with Affiliates. Except as described in Item
3.18 of the VoiceStream Letter or the VoiceStream Filed SEC Documents, to VoiceStream's knowledge, no director or executive officer of VoiceStream or any 5% or greater stockholder of VoiceStream is at the date hereof a party to any transaction with VoiceStream or any of the VoiceStream Subsidiaries in which the amount involved exceeds $60,000, including any contract or arrangement providing for the furnishing of services to or by, providing for rental of real or personal property (including intellectual property) to or from, or otherwise requiring payments to or from VoiceStream or any of the VoiceStream Subsidiaries.

     SECTION 3.19 Opinion of Goldman, Sachs & Co. The Board of Directors of VoiceStream has received the oral opinion of Goldman, Sachs & Co. on the date hereof, to the effect that, as of the date hereof, the Conversion Number pursuant to this Agreement is fair to VoiceStream from a financial point of view.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.01  Conduct of Business by Powertel Pending the
Reorganization. During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Powertel shall, and shall cause each of the Powertel Subsidiaries to, in all material respects, except as contemplated by this Agreement or the Powertel Merger Agreement or as disclosed in the Powertel Letter (including disclosures regarding the DiGiPH Transaction) or unless VoiceStream shall otherwise agree in writing in advance of the specific action taken, carry on its business in the ordinary course. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or the Powertel Merger Agreement or as disclosed in the Powertel Letter, during such period, Powertel shall not, and shall not permit any of the Powertel Subsidiaries to, without the prior written consent of VoiceStream:

          (a) except for regularly scheduled dividends payable on the Series E Preferred Shares and Series F Preferred Shares in Powertel Common Stock,
     (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, or redeem or repurchase, any of its capital stock or other equity interest, except for dividends by a Powertel Subsidiary to its parent, and except that Powertel shall be permitted to acquire shares of Powertel Common Stock, from time to time, to the extent required by (A) Section 5.4 of the Restated Certificate of Incorporation of Powertel and (B) any Powertel Stock Option Plan in connection with the exercise of options and other rights granted thereunder; or (ii) split, combine or reclassify any of its capital stock or other equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or other equity interest, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except for issuances of Powertel Common Stock or Powertel Common Stock Equivalents as set forth in Item 4.01(b) of the Powertel Letter or deliveries of shares of its capital stock pursuant to contractual obligations existing prior to the execution of this Agreement and which are otherwise disclosed in this Agreement or the Powertel Letter;

          (c) amend the Restated Certificate of Incorporation of Powertel or Restated By-laws of Powertel or other similar organizational documents;

          (d) adopt, amend or propose to amend any stockholder rights plan or related rights plan;

          (e) acquire, or agree to acquire, in a single transaction or in a series of related transactions, any business, corporation or partnership, or substantially all of the assets of any of the foregoing, other than (i) transactions which involve individually or in the aggregate a purchase price not in excess of $500,000, (ii) capital expenditures described in
     Section 4.01(f) below and (iii) transactions in connection with the DiGiPH Transaction;

          (f) make or agree to make any new capital expenditure other than capital expenditures (i) in fiscal year 2000 that are contemplated by Powertel's capital budget for fiscal year 2000, provided the aggregate amount of such capital expenditures is less than $177 million, or (ii) in fiscal year 2001 that are contemplated by Powertel's business plan for fiscal year 2001, as approved by the Board of Directors of Powertel, provided the aggregate amount of such capital expenditures is less than $181.5 million;

          (g) sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets, other than as set forth in Item 4.01(g) of the Powertel Letter or in connection with transactions that are in the ordinary course of business and which involve assets having a current value not in excess of $500,000 individually or in the aggregate (for avoidance of doubt, the sale, lease, license, encumbrance or other disposition of any of the Powertel FCC Licenses or other material assets shall not be in the ordinary course of business);

          (h) increase the salary, wages, stipends, bonuses or reimbursable allowances payable or to become payable to its directors or officers, except for increases for officers in the ordinary course of business consistent with past practices; or enter into any employment or severance agreement with, or establish, adopt, enter into or amend, or make any grants or awards under, any Powertel Benefit Plan for the benefit of, any director, officer or employee, except, in each case in the ordinary course of business consistent with past practices or adopt or amend any Powertel Benefit Plan except those specifically set forth in Annex 5.18 or take any action inconsistent with the provisions set forth in Annex 5.18, provided, that the aggregate increase in such compensation shall not exceed 5% of the previous year's amount (including those with respect to the timing and amount of, and persons entitled to, grants and awards), as may be required by the terms of any such Powertel Benefit Plan, or to comply with applicable law or as permitted by Section 4.01(b), provided, further, that nothing in this Section 4.01(h) shall restrict the ability of Powertel's Board of Directors to take the action contemplated by and to comply with the terms of the severance, retention and other plans and arrangements as set forth in Annex 5.18 and to adopt appropriate resolutions with respect to persons who are officers or directors (including persons who are directors by deputization) of Powertel to cause the transactions relating to the Reorganization that may be considered dispositions under Section 16 of the Exchange Act for such persons to be exempt from such Section;

          (i) except as may be required as a result of a change in law or in generally accepted accounting principles, make any change in its method of accounting or its fiscal year;

          (j) except in connection with the transactions contemplated hereby, enter into, modify in any material respect, amend in any material respect or terminate any material contract or agreement to which Powertel or any of the Powertel Subsidiaries is a party, or waive, release or assign any material rights or claims, except to the extent that such contract agreement, modification or amendment would not reasonably be expected to have a Material Adverse Effect on Powertel;

          (k) amend any term of any of its outstanding securities in any material respect;

          (l) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

          (m) incur, assume or guarantee any material Indebtedness, including any refinancing of existing Indebtedness, for borrowed money unless such Indebtedness is prepayable at the election of Powertel on or after the Closing Date and the aggregate prepayment penalty and all other fees associated with such Indebtedness do not exceed $1,000,000;

          (n) create, incur, assume or suffer to exist any material Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens incurred in the ordinary course of business or to secure Indebtedness, Liens arising by operation of law and not yet due and payable or other obligations permitted by this Agreement (including refinancing of existing Indebtedness);

          (o) create, incur, assume or suffer to exist any obligation whereby Powertel or the Powertel Subsidiaries guarantees any Indebtedness, leases, dividends or other obligations of any third party;

          (p) make any loan or capital contributions to or investment in any Person, other than in the ordinary course of business or as set forth in
     Item 4.01(p) of the Powertel Letter, as required in connection with the DiGiPH Transaction and loans or capital contributions to or investments in wholly owned Powertel Subsidiaries;

          (q) enter into any agreement or arrangement that materially limits or otherwise materially restricts Powertel or any of the Powertel Subsidiaries or any successor thereto or that could, after the Effective Time, reasonably be expected to materially limit or restrict VoiceStream, any of the VoiceStream Subsidiaries or the Surviving Corporation from engaging in the business of providing wireless communi-cations services or developing wireless communications technology anywhere in the world or otherwise from engaging in any other business;

          (r) initiate, settle, or appeal or propose to settle, initiate or appeal any material litigation, investigation, arbitration, proceeding or other claim;

          (s) make any material tax election or enter into any settlement or compromise of any material tax liability;

          (t) take any action, other than as expressly permitted by this Agreement, that could reasonably be expected to make any representation or warranty of Powertel hereunder inaccurate and have a Material Adverse Effect on Powertel at the Effective Time;

          (u) adopt, amend or propose to amend any Powertel Benefit Plan or make any discretionary contributions to any ERISA Benefit Plan other than as may be required by law or as may be required to maintain compliance with provisions of the Code; provided, however, Powertel (1) may make an annual 3% of compensation profit sharing contribution and (2) may make matching contributions of 50% of the first 2% of compensation contributed by participants, to Powertel's profit sharing Code sec. 401(k) plan (similar to past practices);

          (v) enter into (i) leveraged derivative contracts (defined as contracts that use a factor to multiply the underlying index exposure) or
     (ii) other derivative contracts except for the purpose of hedging known interest rate and foreign exchange exposures or otherwise reducing Powertel's cost of financing; provided, however, that employee stock ownership plans and other pension and deferred compensation plans of Powertel may enter into derivative contracts as part of their ordinary course investment strategy;

          (w) file any amended Tax Returns if the result of such amendment would result in a material increase of Powertel's tax liability;

          (x) take any action which would reasonably be expected to materially adversely affect or materially delay the ability of any of the parties to obtain any Powertel Required Regulatory Approval or consummate the transactions contemplated hereby;

          (y) take any action that would be reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of
     Section 368(a) of the Code;

          (z) other than pursuant to this Agreement, take any action to cause the Powertel Common Stock to cease to be quoted on Nasdaq;

          (aa) notwithstanding anything in this Agreement to the contrary, during the period of time beginning on the fifth Business Day prior to the Effective Time and extending until and including the Effective Time, Powertel shall not take or omit to take any action that could increase the number of shares of Powertel Stock outstanding on a fully diluted basis;

          (bb) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     SECTION 4.02  Conduct of Business by VoiceStream Pending the
Reorganization. During the period from the date of this Agreement until the Effective Time, VoiceStream shall not, and shall not permit any of the VoiceStream Subsidiaries to, without the prior written consent of Powertel:

          (a) amend the Certificate of Incorporation or the By-laws or the equivalent organizational documents of VoiceStream or of any VoiceStream Subsidiary in any manner that would be adverse to Powertel or its stockholders;

          (b) effect any reclassification, recapitalization or restructuring or other similar transaction that results in the direct or indirect receipt by holders of VoiceStream Common Stock of any assets, property or cash in respect of such VoiceStream Common Stock;

          (c) take any action that would or could reasonably be expected to prevent, impair or materially delay the ability of VoiceStream to consummate the transactions contemplated by this Agreement;

          (d) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the Regulations promulgated thereunder, provided that this provision shall not apply to any filings with the SEC required to be made by any VoiceStream Subsidiary;

          (e) change (i) its methods of accounting or accounting practices in any material respect except as required by concurrent changes in generally accepted accounting principles or by law or (ii) its fiscal year;

          (f) enter into or acquire any new line of business that (i) is material to VoiceStream and (ii) is not strategically related to the current business or operations of VoiceStream;

          (g) take any action that would reasonably be expected to have a Material Adverse Effect or materially delay the ability of any of the parties to obtain any VoiceStream Required Regulatory Approval; or

          (h) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     SECTION 4.03  No Solicitation.

     (a) From and after the date hereof until the earlier of the Effective Time or the termination of the Agreement, Powertel shall not, nor shall it permit any of the Powertel Subsidiaries to, nor shall they authorize or permit any of their respective officers, directors or employees to, and shall use their best efforts to cause any investment banker, financial advisor, attorney, accountants or other representatives retained by them or any of their respective Subsidiaries not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any Alternative Transaction (as defined below), or (ii) continue or participate in any discussions or negotiations regarding any Alternative Transaction; provided, however, that if, at any time prior to the time that the Powertel Stockholders Approval is obtained, the Board of Directors of Powertel receives an unsolicited bona fide proposal and determines in good faith and after the receipt of advice from outside counsel that providing information to the Third Party, making such proposal or participating in negotiations or discussions with the Third Party is reasonably likely to result in a Superior Proposal and if Powertel has fully and completely complied with all its obligations under this Section 4.03, Powertel may, subject to giving VoiceStream three (3) Business Days' advance written notice of its intention to do so and obtaining a confidentiality agreement from the Third Party substantially similar to the Confidentiality Agreement between Powertel and VoiceStream dated as of March 9, 2000 (the "Confidentiality Agreement"), (x) furnish information with respect to Powertel and the Powertel Subsidiaries, and
(y) engage in discussions and negotiations regarding such proposal.

     (b) Powertel will notify VoiceStream promptly (but in no event later than 24 hours) after receipt by Powertel (or any of its advisors) of any Alternative Transaction, or of any request (other than in the ordinary course of business and not related to an Alternative Transaction) for non-public information relating to Powertel or any of the Powertel Subsidiaries or for access to the properties, books or records of Powertel or any of the Powertel Subsidiaries by any Person who is known to be considering making, or has made, an Alternative Transaction. Powertel shall provide such notice orally and in writing and shall identify the Person making, and the terms and conditions of, any such Alternative Transaction or request. Powertel shall keep VoiceStream fully informed, on a prompt basis (but in any event no later than 24 hours), of the status and details of any such Alternative Transaction or request. Powertel shall, and shall cause the Powertel Subsidiaries and the directors, employees and other agents of Powertel and the Powertel Subsidiaries to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Alternative Transaction.

     (c) Powertel (i) agrees not to release any Third Party from, or waive any provision of, or fail to enforce, any standstill agreement or similar agreement to which it is a party related to, or which could affect, an Alternative Transaction and agrees that VoiceStream shall be entitled to enforce Powertel's rights and remedies under and in connection with such agreements, and (ii) acknowledges that the provisions of clause (i) are an important and integral part of this Agreement. Nothing contained in this Section 4.03 or in Section
5.03 shall prohibit Powertel (x) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or (y) from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of Powertel, after receipt of advice from outside counsel, failure to disclose would result in a reasonable likelihood that the Board of Directors of Powertel would breach its duties to Powertel's stockholders under Delaware law.

     (d) For purposes of this Agreement, "Alternative Transaction" means a proposal or intended proposal, regarding any of (i) a transaction or series of transactions pursuant to which any Person or "group" of Persons, other than VoiceStream and its Subsidiaries (a "Third Party"), acquires or would acquire, directly or indirectly, "beneficial ownership" (as such terms are defined in or interpreted for purposes of Rule 13d-3 under the Exchange Act) of outstanding shares representing more than twenty percent (20%) of the voting power of the outstanding capital stock of Powertel or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of, or business combination with Powertel or any of the Powertel Subsidiaries, as applicable, by a merger or other business combination (including any so-called "merger-of-equals" and whether or not Powertel or any of the Powertel Subsidiaries, as the case may be, is the entity surviving any such merger or business combination), or (iii) any other transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of the Powertel Subsidiaries and any entity surviving the merger or business combination including any of them) of Powertel or any of the Powertel Subsidiaries, as the case may be, for consideration equal to twenty percent (20%) or more of the fair market value of all of the outstanding shares of the Powertel capital stock on the date of this Agreement; provided, that for purposes of this Agreement the term "Alternative Transaction" does not include the Powertel Merger or the Powertel Merger Agreement.

     SECTION 4.04  Disclosure of Certain Matters; Delivery of Certain
Filings. Powertel shall promptly advise VoiceStream orally and in writing if there occurs, to the knowledge of Powertel, any change or event which results in the executive officers of Powertel having a good faith belief that such change or event has resulted in or is reasonably likely to result in a Material Adverse Effect on Powertel or that could reasonably be expected to prevent or materially delay consummation of the Reorganization. VoiceStream shall promptly advise Powertel orally and in writing if there occurs, to the knowledge of VoiceStream, any change or event which results in the executive officers of VoiceStream having a good faith belief that such change or event has resulted in or is reasonably likely to result in a Material Adverse Effect on VoiceStream or that could reasonably be expected to prevent or materially delay consummation of the Reorganization. VoiceStream shall promptly provide to Powertel a copy of any written notice given by VoiceStream to DT or received by VoiceStream from DT of termination of the DT Merger Agreement. Powertel shall promptly provide to VoiceStream, and VoiceStream shall promptly provide to Powertel, copies of all filings made by Powertel or VoiceStream, as the case may be, with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby and all notices and other communications and correspondence from any Governmental Entity that relate to the Reorganization.

     SECTION 4.05 Tax Status. During the period from the date of this Agreement through the Effective Time, each of VoiceStream, Powertel and their respective Affiliates shall use its reasonable best efforts (i) to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and
(ii) to obtain the opinions of counsel referred to in Section 6.02(b) and
Section 6.03(b), including the execution of the tax certificates referenced therein.

     SECTION 4.06 Control of Operations. Nothing contained in this Agreement shall give VoiceStream, directly or indirectly, the right to "control" or "direct," as such terms are construed under applicable rules or regulations of the FCC, Powertel's operations prior to the Effective Time. Prior to the Effective Time, Powertel shall exercise, consistent with the terms and conditions of this Agreement, "control" over its respective operations.

     SECTION 4.07 Powertel Merger Agreement. Powertel will not modify, amend or waive in any material respect the provisions of the Powertel Merger Agreement without VoiceStream's prior written consent.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.01  Employee Benefits.

     (a) As of the Effective Time, Powertel will have terminated all Powertel Benefit Plans except for those Powertel Benefit Plans that VoiceStream requests not be terminated and those Powertel Benefit Plans described in Annex 5.18. VoiceStream shall take all necessary action so that after the Effective Time, any current or former employee of Powertel who is eligible to participate in a Powertel Benefit Plan as of the Effective Time shall either be eligible to continue his or her participation in such Powertel Benefit Plan or participate in a corresponding employee benefit plan maintained by VoiceStream or any of its Subsidiaries, subject to the terms of such corresponding plan. VoiceStream shall have the sole discretion to determine which current or former employees of Powertel will continue participation in a Powertel Benefit Plan after the Effective Time and which will commence participation in a corresponding employee benefit plan maintained by VoiceStream or any of its Subsidiaries after the Effective Time and, with respect to current or former employees who transfer participation to such a corresponding plan, when such transfer will occur. VoiceStream need not treat all current and former employees of Powertel (including those who are similarly situated) in the same manner with respect to which plans they participate in and when, if at all, they transfer participation from a Powertel Benefit Plan to a corresponding employee benefit plan maintained by VoiceStream or any of its Subsidiaries. For example, VoiceStream may decide to have a current or former employee of Powertel continue participation after the Effective Time in certain Powertel Benefit Plans that have not been terminated, and with respect to other benefits transition his participation on or shortly after the Effective Time to a corresponding employee benefit plan maintained by VoiceStream or one of its Subsidiaries. VoiceStream may take such actions (or cause its Subsidiaries or the Surviving Corporation to take such actions) as are necessary or advisable to accomplish the foregoing, including, without limitation, amending the eligibility provisions of plans of VoiceStream, any of its Subsidiaries or the Surviving Corporation (including, without limitation, Powertel Benefit Plans that are not terminated on or before the Effective Time).

     (b) Except as otherwise provided in this Section 5.01, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any particular Powertel Benefit Plan or any other particular employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation to offer to continue (other than as required by its terms) any written employment contract or to continue the employment of any specific person, provided, however, (1) that no such termination or amendment may take away benefits or any other payments already accrued as of the time of such termination or amendment without the consent of such person, except as allowed by law, and (2) that nothing in this Section 5.01 shall be interpreted as limiting or modifying any requirement in Section 5.18 or provisions of Annex 5.18.

     (c) VoiceStream shall, or shall cause the Surviving Corporation to, (A) waive all limitations, to the extent allowable under applicable law, as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the current and former employees of Powertel and its Subsidiaries under any welfare or fringe benefit plan in which such employees and former employees may be eligible to participate after the Effective Time (other than a Powertel Benefit Plan that is not terminated on or before the Effective Time), other than limitations or waiting periods that are in effect with respect to such employees and that have not been satisfied under the corresponding welfare or fringe benefit plan maintained by Powertel for such current and former employees prior to the Effective Time, (B) provide each current and former employee with credit under any welfare plans in which such employee or former employee becomes eligible to participate after the Effective Time for any co-payments and deductibles paid by such current or former employee for the then current plan year under the corresponding welfare plans maintained by Powertel prior to the Effective Time, and (C) provide (to the extent allowed by law and Treasury regulations applicable to tax-qualified plans) each current and former employee with full credit for purposes of eligibility, vesting, and determination of the level of benefits under any employee benefit plans, policies, practices or arrangements maintained by VoiceStream or any VoiceStream Subsidiary for such current or former employee's service with Powertel or any Powertel Subsidiary to the same extent recognized by Powertel immediately prior to the Effective Time.

     (d) Except as expressly contemplated under Section 5.02 of this Agreement, neither Powertel nor any affiliate thereof shall, from the date hereof until the Effective Time, without the prior express written consent of VoiceStream, make any contribution, sale or other transfer of Powertel Stock or any other "employer security" (as such term is defined in Section 407 of ERISA), whether to satisfy a required obligation, to reimburse for expenses incurred, or otherwise, to any Powertel Benefit Plan or to the Powertel stock fund (or any other fund) under the Powertel 401(k) Profit Sharing Plan. Moreover, Powertel shall, promptly after the date hereof, amend the Powertel 401(k) Profit Sharing Plan (as amended and restated effective as of January 1, 1998, and further amended August 23, 1999), (a) to require that all contributions, from whatever source, be made in the form of cash and (b) to preclude the use of any present or future Powertel 401(k) Profit Sharing Plan assets to purchase from Powertel or any affiliate thereof shares of Powertel Stock or other "employer securities" (as such term is defined in Section 407 of ERISA); it being understood, however, that such amendment need not preclude the Powertel 401(k) Profit Sharing Plan from purchasing Powertel Stock on the open market from any person or entity other than Powertel or an affiliate thereof, nor require that shares of Powertel Stock and units in the Powertel stock fund presently under the Powertel 401(k) Profit Sharing Plan be sold or otherwise liquidated.

     SECTION 5.02  Options; Restricted Stock Awards.

     (a) Prior to the Effective Time, the Board of Directors of Powertel (or the Stock Option Compensation Committee of the Board of Directors) shall adopt such resolutions or shall take such other actions as may be required, with respect to Powertel Stock Options and the Powertel Restricted Stock Plan, to specifically approve the transactions contemplated by this Section 5.02.

     (b) At the Effective Time, each Powertel Stock Option which is outstanding immediately prior to the Effective Time pursuant to any Powertel Stock Plan shall become and represent an option to purchase the number of shares of VoiceStream Common Stock (a "Substitute Option") determined by multiplying the number of shares of Powertel Common Stock subject to such Powertel Stock Option immediately prior to the Effective Time by the Conversion Number, at an exercise price per share of VoiceStream Common Stock (increased to the nearest whole cent) equal to the exercise price per share of Powertel Common Stock subject to such Powertel Stock Option immediately prior to the Effective Time divided by the Conversion Number; provided, however, that in the case of any Powertel Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. The parties intend that the assumption of incentive stock options provided for under this Section 5.02 shall meet the requirements of Section 424(a) of the Code, and this Section 5.02 shall be interpreted in a manner consistent with such intent. All other terms and conditions applicable to the Powertel Stock Options, including vesting, shall remain unchanged with respect to the Substitute Options (except to the extent that such terms and conditions may be altered in accordance with the applicable Powertel Stock Option Plan or stock option agreements related thereto). No fractional shares of VoiceStream Common Stock will be issued upon the exercise of Substitute Options. In lieu of such issuance, the shares of VoiceStream Common Stock issued pursuant to the terms of this Agreement shall be rounded to the closest whole share of VoiceStream Common Stock. After the Effective Time, except as otherwise provided in this Section 5.02, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable to the related Powertel Stock Option immediately prior to the Effective Time, after giving effect to the resolutions and other actions described in this Section
5.02. Not later than the Effective Time, VoiceStream shall file a registration statement on Form S-8 with respect to or otherwise include in an existing registration statement the shares of VoiceStream Common Stock to be issued upon exercise of the Substitute Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the Substitute Options shall remain outstanding.

     (c) At the Effective Time, the Powertel Restricted Stock Plan shall terminate and any unvested Powertel Restricted Stock Awards shall become fully vested, except as otherwise provided in the applicable agreements relating to such Powertel Restricted Stock Awards.

     SECTION 5.03  Stockholders Meetings.

     (a) As promptly as practicable after the Registration Statement is declared effective under the Securities Act, Powertel shall duly give notice of, convene and hold a meeting of its stockholders (the "Powertel Stockholders Meeting") in accordance with Delaware law for the purpose of obtaining the Powertel Stockholder Approval and shall, subject to the provisions of Section 5.03(d) hereof, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby and shall use its reasonable best efforts to obtain the Powertel Stockholder Approval.

     (b) As promptly as practicable after the Registration Statement is declared effective under the Securities Act, VoiceStream shall duly give notice of, convene and hold a meeting of its stockholders (the "VoiceStream Stockholders Meeting") in accordance with the DGCL for the purpose obtaining the VoiceStream Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and shall use its reasonable best efforts to obtain the VoiceStream Stockholder Approval.

     (c) Powertel and VoiceStream shall coordinate and cooperate with respect to the timing of the Stockholder Meetings and shall use their reasonable best efforts to hold such meetings on the same day.

     (d) Neither the Board of Directors of Powertel nor any committee thereof shall (i) except as expressly permitted by this Section 5.03(d), withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to VoiceStream, the approval or recommendation of such Board of Directors or such committee of this Agreement, the Merger and the other transactions contemplated hereby, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, or (iii) cause Powertel to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Transaction. Notwithstanding the foregoing, in the event that prior to the time the Powertel Stockholder Approval is obtained, Powertel receives a Superior Proposal (as defined below), the Board of Directors of Powertel may (subject to this and the following sentences) inform the Powertel stockholders that it no longer recommends adoption and approval of this Agreement by the Powertel's stockholders (a "Subsequent Determination"), but only at a time that is after the fifth Business Day following VoiceStream's receipt of written notice advising VoiceStream that the Board of Directors of Powertel has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy or draft copy thereof with all accompanying documentation or draft documentation, if in writing), identifying the Person making such Superior Proposal and stating that it intends to make a Subsequent Determination. After providing such notice, Powertel shall provide a reasonable opportunity to VoiceStream to make such adjustments in the terms and conditions of this Agreement as would enable Powertel to proceed with its recommendation to its stockholders without a Subsequent Determination; provided, however, that any such adjustment shall be at the discretion of Powertel and VoiceStream at the time. For purposes of this Agreement, a "Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into an Alternative Transaction which the Board of Directors of Powertel determines in its good faith judgment (based on, among other things, the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Powertel's stockholders than the transactions contemplated by this Agreement taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of Powertel, after obtaining the advice of a financial advisor of nationally recognized reputation, the Third Party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by VoiceStream in response to such Alternative Transaction). Powertel shall submit this Agreement to its stockholders at the Powertel Stockholders Meeting even if the Board of Directors of Powertel shall have made a Subsequent Determination.

     SECTION 5.04 Preparation of the Registration Statement and Joint Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, Powertel and VoiceStream shall prepare and file with the SEC the Joint Proxy Statement and VoiceStream shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. VoiceStream shall use its reasonable best efforts, with the cooperation and assistance of Powertel, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Reorganization and the transactions contemplated in connection therewith. VoiceStream shall also take any reasonable action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of VoiceStream Common Stock, in connection with the Reorganization and upon any exercise of the Substitute Options. Powertel shall furnish all information concerning Powertel and the holders of shares of Powertel Stock as may be reasonably requested by VoiceStream in connection with any such action. VoiceStream shall notify Powertel promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement or the Joint Proxy Statement or for additional information and will supply Powertel with copies of all correspondence between VoiceStream or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement or the Reorganization. If at any time prior to the Powertel Stockholders Meeting or the VoiceStream Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, each of VoiceStream and Powertel shall promptly prepare and mail to the stockholders of Powertel and VoiceStream such an amendment or supplement. VoiceStream and Powertel shall cooperate with one another and with DT in the preparation of the Registration Statement, the DT Registration Statement, the Joint Proxy Statement or any amendment or supplement thereto and in having the Registration Statement, the DT Registration Statement and the Joint Proxy Statement declared effective as soon as practicable.

     SECTION 5.05  Notification of Receipt of Proxy.

     (a) Promptly upon receipt by Powertel from any Powertel stockholder who is a party to the Powertel Stockholder Agreement of a proxy card sent to the Powertel stockholders with the Joint Proxy Statement and in accordance with the Powertel Stockholder Agreement, but in no event later than the second Business Day following such receipt or, if such receipt is on or after the fifth Business Day prior to the Closing, then on the date of such receipt, Powertel shall notify VoiceStream orally of its receipt and provide VoiceStream with a copy of such proxy card.

     (b) Promptly upon receipt by VoiceStream from any VoiceStream stockholder who is a party to a VoiceStream Stockholder Agreement of a proxy card sent to the VoiceStream Stockholders with the Joint Proxy Statement and in accordance with such VoiceStream Stockholder Agreement, but in no event later than the second Business Day following such receipt or, if such receipt is on or after the fifth Business Day prior to the Closing, then on such date of receipt, VoiceStream shall notify Powertel orally of its receipt and provide Powertel with a copy of such proxy card.

     SECTION 5.06  Comfort Letters.

     (a) Powertel shall have received a "comfort" letter of Arthur Andersen LLP, Powertel's independent public accountants, dated a date within two (2) business days prior to the date of the first mailing of the Joint Proxy Statement, addressed to Powertel, in form and substance reasonably satisfactory to Powertel and as is reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements on Form S-4 with respect to the financial statements of VoiceStream included in the Joint Proxy Statement and the Registration Statement.

     (b) VoiceStream shall have received a "comfort" letter of Arthur Andersen LLP, VoiceStream's independent public accountants, dated a date within two (2) business days prior to the date of the first mailing of the Joint Proxy Statement, addressed to VoiceStream, in form and substance reasonably satisfactory to VoiceStream and as is reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements on Form S-4 with respect to the financial statements of Powertel included in the Joint Proxy Statement and the Registration Statement.

     SECTION 5.07 Access to Information. Upon reasonable notice and subject to restrictions contained in the Confidentiality Agreement and other confidentiality agreements to which Powertel is subject, (a) Powertel shall, and shall cause each Powertel Subsidiary to, afford to VoiceStream and to the officers, employees, accountants, counsel and other representatives of VoiceStream all reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective lenders, agents and other representatives, properties, assets, books, contracts, commitments and records and, during such period, Powertel shall (and shall cause each Powertel Subsidiary to) furnish promptly to VoiceStream all information concerning its business, properties and personnel as VoiceStream may reasonably request, including a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal or state securities laws or the federal Tax laws and (b) VoiceStream shall, and shall cause each VoiceStream Subsidiary to, afford to Powertel and to the officers, employees, accountants, counsel and other representatives of Powertel all reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, assets, books, contracts, commitments and records and, during such period, VoiceStream shall (and shall cause each VoiceStream Subsidiary to) furnish promptly to Powertel all information concerning its business, properties and personnel as Powertel may reasonably request, including a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal or state securities laws.

     SECTION 5.08  Compliance with the Securities Act.

     (a) No later than thirty (30) days following the date of this Agreement, Powertel shall cause to be prepared and delivered to VoiceStream a list identifying all persons who, at the time of the Powertel Stockholders Meeting, may be deemed to be an "affiliate" of Powertel, as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). Powertel shall use reasonable efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to VoiceStream on or prior to the Effective Time a written agreement, in the form attached hereto as Annex C, that such Rule 145 Affiliate shall not sell, pledge, transfer or otherwise dispose of any shares of VoiceStream Common Stock issued to such Rule 145 Affiliate in connection with the Reorganization, except pursuant to an effective registration statement or in compliance with such Rule 145 or another exemption from the registration requirements of the Securities Act.

     (b) Prior to the Effective Time, the Board of Directors of VoiceStream (or the committee of the Board of Directors of VoiceStream composed solely of two
(2) or more "Non-Employee Directors," as that term is defined in Rule 16b-3(b)(3)(i) under the Exchange Act, administering the stock plans of VoiceStream) shall adopt such resolutions or shall take such other actions as are required to specifically approve the acquisitions of VoiceStream Common Stock and Substitute Options at the Effective Time, as contemplated by Sections 1.06(c) and 5.02, by directors, officers or employees of Powertel who may become directors or officers of VoiceStream, such approvals to be given for the purpose of exempting such acquisitions under Rule 16b-3 under the Exchange Act, it being acknowledged that such approvals shall not adversely affect VoiceStream's ability subsequently to determine that any such person has not in fact become a director or officer of VoiceStream.

     SECTION 5.09 Nasdaq Listings. VoiceStream shall use reasonable best efforts to be included on Nasdaq, upon notification of issuance, the shares of VoiceStream Common Stock to be issued in connection with the Reorganization and upon any exercise of the Substitute Options.

     SECTION 5.10  Fees and Expenses.

     (a) Except as provided below in this Section 5.10 or Section 5.14, all fees and expenses incurred in connection with the Reorganization, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Reorganization is consummated, except that the costs and expenses, other than attorneys' fees, incurred in connection with
(i) the printing and mailing of
the Joint Proxy Statement with respect to the Reorganization, the DT Merger and the Powertel Merger, the Registration Statement, the DT Registration Statement and the Powertel Registration Statement (and any amendment or supplement thereto) and any prospectus included in such registration statements (and any amendment or supplement thereto) shall be borne one-third by VoiceStream, one-third by DT and one-third by Powertel, and (ii) any filing fees (including fees payable to the SEC and state regulatory authorities) with respect to the Joint Proxy Statement and the Registration Statement shall be borne one-half by VoiceStream and one-half by Powertel.

     (b) In the event that VoiceStream terminates this Agreement pursuant to
Section 7.01(c)(i), Section 7.01(c)(ii) or Section 7.01(e)(ii) or Powertel terminates this Agreement pursuant to Section 7.01(d)(ii), Powertel shall pay, or cause to be paid, in same day funds to VoiceStream within one (1) Business Day of such termination, $150,000,000 plus expenses not to exceed $10,000,000 (the "Termination Fee"); provided that, in the event a termination fee is also payable by Powertel in connection with the termination of the Powertel Merger Agreement, Powertel shall pay each of DT and VoiceStream $75,000,000, plus expenses not to exceed $10,000,000 in the aggregate.

     (c) In the event that Powertel terminates this Agreement pursuant to
Section 7.01(d)(i), Section 7.01(d)(iii) or Section 7.01(e)(i), VoiceStream shall pay, or cause to be paid, the Termination Fee to Powertel in same day funds within one (1) Business Day following such termination of this Agreement.

     (d) Powertel and VoiceStream agree that the agreements contained in Section 5.10(b) and Section 5.10(c) above are an integral part of the transactions contemplated by this Agreement and are an inducement to VoiceStream and Powertel to enter into this Agreement. If Powertel fails to promptly pay to VoiceStream any fee due under such Section 5.10(b), or if VoiceStream fails to promptly pay Powertel any fee due under Section 5.10(c), then the non-paying party shall pay the costs and expenses (including legal fees and expenses) of the other party in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A., from the date such fee was required to be paid.

     SECTION 5.11 Public Announcements. VoiceStream and Powertel will consult with each other and with DT before issuing any press release with respect to the transactions contemplated by this Agreement and shall not issue any such press release prior to such consultation, except as may be required by applicable law, fiduciary duties or by obligations pursuant to any listing agreement with any national securities exchange. The parties will cooperate in preparing a joint press release announcing the execution of this Agreement.

     SECTION 5.12 State Takeover Laws. If any "fair price" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, VoiceStream and Powertel and their respective Boards of Directors shall use reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

     SECTION 5.13  Indemnification; Directors and Officers Insurance.

     (a) VoiceStream shall, or shall cause the Surviving Corporation to, continue to provide, fulfill and honor all rights to indemnification or exculpation existing in favor of a director, officer, employee or agent (an "Indemnified Person") of Powertel or any of the Powertel Subsidiaries (including rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of Powertel or any of the Powertel Subsidiaries), as provided in the Restated Certificate of Incorporation of Powertel, the Restated By-laws of Powertel or any indemnification agreement, in each case, as in effect on the date of this Agreement, and relating to actions or events through the Effective Time, and such rights to indemnification shall survive the Reorganization and shall continue in full force and effect, without any amendment thereto; provided, however, that neither VoiceStream nor the Surviving Corporation shall be required to indemnify any Indemnified Person in connection with any proceeding (or portion thereof) to the extent involving any claim initiated by such Indemnified Person unless the initiation of such proceeding (or portion thereof) was authorized by the Board of Directors of Powertel or unless such proceeding is brought by an Indemnified Person to enforce rights under this Section 5.13; provided further that any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the DGCL, the Restated Certificate of Incorporation of Powertel, the Restated By-laws of Powertel or any such agreement, as the case may be, shall be made by independent legal counsel selected by VoiceStream and reasonably acceptable to such Indemnified Person; provided further that VoiceStream and the Surviving Corporation will cooperate and use all reasonable efforts to assist in the vigorous defense of any such matter; and provided further that that nothing in this Section 5.13 shall impair any rights of any Indemnified Person. Without limiting the generality of the preceding sentence, in the event that any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation after the Effective Time relating to actions prior to the Effective Time, VoiceStream shall, or shall cause the Surviving Corporation to, promptly advance to such Indemnified Person his or her legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person, to the extent required by law, of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto.

     (b) Subject to the prior written approval by VoiceStream, which shall not be unreasonably withheld, prior to the Effective Time, Powertel shall have the right to obtain and pay for in full a "tail" coverage directors' and officers' liability insurance policy ("D&O Insurance") covering a period of six (6) years after the Effective Time and providing coverage in amounts and on terms consistent with Powertel's existing D&O Insurance. In the event Powertel does not obtain such insurance, VoiceStream shall cause the Surviving Corporation to continue to provide D&O Insurance relating to actions or events through the Effective Time, for a period of six (6) years after the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further that if the existing D&O Insurance expires or is cancelled during such period, VoiceStream or the Surviving Corporation shall make reasonable commercial efforts to obtain substantially similar D&O Insurance; and provided further that Powertel shall not be required to expend, in order to maintain or procure an annual D&O Insurance policy, an amount in excess of 250% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

     (c) In the event VoiceStream or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person in a single transaction or a series of related transactions, then, and in each such case, VoiceStream will make or cause to be made proper provision so that the successors and assigns of VoiceStream or the Surviving Corporation, as the case may be, assume the indemnification obligations described herein for the benefit of the Indemnified Parties.

     (d) The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives and shall survive the Reorganization and be binding upon the successors and assigns of VoiceStream, Powertel and the Surviving Corporation.

     SECTION 5.14  Reasonable Best Efforts.

     (a) Subject to the provisions of this Agreement, each of Powertel and VoiceStream agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable, to consummate and make effective, in the most expeditious manner practicable, the Reorganization and the other transactions contemplated by this Agreement; provided, however, that neither VoiceStream nor any of the VoiceStream Subsidiaries shall be required, nor, without the consent of VoiceStream, shall Powertel or the Powertel Subsidiaries be permitted, to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to Powertel, VoiceStream or any of their respective Subsidiaries or any material portion of the assets of Powertel, VoiceStream or any of their respective Subsidiaries or any of the business, product lines, or assets of Powertel, VoiceStream or any of their respective Subsidiaries. Without limiting the foregoing, (i) each of Powertel and VoiceStream agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself or its Subsidiaries with respect to the Reorganization (which actions shall include furnishing all information required under the HSR Act and all actions required in connection with approvals of or filings with the FCC, state public utility or service commissions or similar agencies and any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Reorganization, (ii) each of Powertel and VoiceStream shall, and shall cause its Subsidiaries to, use its reasonable best efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, the FCC, state public utility or service commissions or similar agencies and any other Governmental Entity or other public or private third party required to be obtained or made by VoiceStream, Powertel or any of their Subsidiaries in connection with the Reorganization or the taking of any action contemplated thereby or by this Agreement, (iii) VoiceStream shall maintain Sub as a wholly-owned VoiceStream Subsidiary, with no voting or approval rights outstanding other than those held by VoiceStream, and VoiceStream shall cause Sub to approve, and shall vote all securities and give all approvals necessary for Sub to approve, the Reorganization, and (iv) each party will use its reasonable best efforts to oppose entry or lift the effects of any injunction or other order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby to prevent, with respect to any threatened or such injunction or other order, the issuance or entry thereto, provided however, that notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by VoiceStream, Powertel or any of their respective Subsidiaries to consummate the Reorganization or the other transactions contemplated in this Agreement, Powertel shall not, without VoiceStream's prior written consent, commit to any divestiture of assets or businesses of Powertel and the Powertel Subsidiaries if such divested assets and/or businesses are material to the assets or profitability of Powertel and the Powertel Subsidiaries taken as a whole.

     (b) As promptly as practicable after the execution and delivery of this Agreement, VoiceStream and Powertel shall prepare all appropriate applications for FCC approval, and such other documents as may be required, with respect to the transfer of control of Powertel to VoiceStream (collectively, the "FCC Applications"). Not later than the tenth Business Day following execution and delivery of this Agreement, Powertel and VoiceStream will exchange with each other their respective completed portions of the FCC Applications. Not later than the fifteenth Business Day following the execution and delivery of this Agreement, Powertel and VoiceStream shall file, or cause to be filed, the FCC Applications. If the Effective Time shall not have occurred for any reason within any applicable initial consummation period, and neither Powertel nor VoiceStream shall have terminated this Agreement pursuant to Section 7.01, VoiceStream and Powertel shall jointly request one or more extensions of the consummation period of such grant. No party hereto shall knowingly take, or fail to take, any action if the intent or reasonably anticipated consequence of such action or failure to act is, or would be, to cause the FCC not to grant approval of the FCC Applications or delay either such approval or the consummation of the transfer of control of Powertel. VoiceStream and Powertel shall each pay one-half ( 1/2) of any FCC fees, if applicable, in connection with the filing or granting of approval of the FCC Applications. Each of VoiceStream and Powertel shall bear its own expenses in connection with the preparation and prosecution of the FCC Applications. VoiceStream and Powertel shall each use all commercially reasonable efforts to prosecute the FCC Applications in good faith and with due diligence before the FCC and in connection therewith shall take such action or actions as may be necessary or reasonably required in connection with the FCC Applications, including furnishing to the FCC any documents, materials or other information requested by the FCC in order to obtain such FCC approval as expeditiously as practicable.

     (c) Promptly after the date hereof, VoiceStream and Powertel (as may be required pursuant to the HSR Act) will complete all documents required to be filed with the Federal Trade Commission and the Department of Justice in order to comply with the HSR Act and, not later than twenty (20) Business Days after the date hereof, together with the Persons who are required to join in such filings, shall file the same with the appropriate Governmental Entities. VoiceStream and Powertel shall each pay one-half (1/2) of any fees that may be payable in connection with the filing pursuant to the HSR Act. VoiceStream and Powertel shall promptly furnish all materials thereafter required by any of the Governmental Entities having jurisdiction over such filings and shall take all reasonable actions and shall file and use all reasonable efforts to have declared effective or approved all documents and notifications with any such Governmental Entities, as may be required under the HSR Act or other federal antitrust laws for the consummation of the Transactions and any other transactions contemplated hereby.

     (d) Each of Powertel and VoiceStream shall promptly notify the other of:

          (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (ii) any notice or other communication from or to any Governmental Entity in connection with the transactions contemplated by this Agreement;

          (iii) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty made by it and contained herein to be untrue or inaccurate in any material respect at any time during the period commencing on the date hereof and ending at the Effective Time;

          (iv) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.14(d) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice;

          (v) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against such party which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.13, in the case of Powertel, or
     Section 3.12, in the case of VoiceStream, or which relate to the consummation of the Transactions; and

          (vi) any event, condition or state of facts which could have a Material Adverse Effect on such party.

     SECTION 5.15 Certain Litigation. Powertel agrees that it shall not settle any litigation commenced after the date hereof against Powertel or any of its directors by any stockholder of Powertel relating to the Reorganization, this Agreement or the Powertel Stockholder Agreement without the prior written consent of VoiceStream, which consent shall not be unreasonably withheld or delayed.

     SECTION 5.16 Powertel Stockholder Agreement and VoiceStream Stockholder Agreement. VoiceStream and each of the Powertel Principal Stockholders shall enter into a Powertel Stockholder Agreement as of the date hereof. Powertel and each of the VoiceStream Principal Stockholders shall enter into a VoiceStream Stockholder Agreement as of the date hereof.

     SECTION 5.17 Senior Discount Notes and Senior Notes. Within thirty (30) days following the Effective Time, VoiceStream shall cause the Surviving Corporation to commence an offer to purchase all of the Senior Discount Notes and Senior Notes (collectively, the "Notes") pursuant to the terms of the February 1996 Indenture, April 1996 Indenture and June 1997 Indenture (collectively, the "Powertel Indentures"), as applicable. Any investment banking firm engaged in connection with such acquisition shall be selected by VoiceStream. VoiceStream shall bear the fees, costs and expenses of acquiring the Notes.

     SECTION 5.18 Plans and Programs to be Implemented. After the execution of this Agreement, Powertel and/or its Subsidiaries shall adopt and implement the plans and arrangements described in Annex 5.18 with each such plan and arrangement being approved by VoiceStream or DT prior to such adoption or implementation. Each such plan or arrangement shall be designed to become effective as of the Effective Time (contingent upon the occurrence of the transactions contemplated by this Agreement), and remain effective without modification of the terms and provisions of such plan or arrangement until the termination date noted for each respective plan or arrangement in Annex 5.18. After the execution of this Agreement, Powertel and/or its Subsidiaries shall take such actions as are required, necessary or appropriate to implement the provisions of Annex 5.18 and this Section 5.18 notwithstanding any provisions of this Agreement to the contrary, and no such actions shall be deemed to be a breach of any other provision of this Agreement.

     SECTION 5.19 Registration Rights. Powertel Principal Stockholders shall have registration rights as set forth in Annex A to their respective Powertel Stockholder Agreements.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.01 Conditions to Each Party's Obligation to Effect the Reorganization. The respective obligations of VoiceStream and Powertel to effect the Reorganization shall be subject to the fulfillment or (to the extent permitted by applicable law) written waiver prior to the Effective Time of the following conditions:

     (a) Stockholder Approval. The Powertel Stockholder Approval shall have been obtained.

     (b) No Injunction or Restraint. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity preventing the consummation of the Reorganization or which could reasonably be expected to have a Material Adverse Effect on Powertel shall be in effect.

     (c) Nasdaq Listings. The shares of VoiceStream Common Stock issuable in accordance with the Reorganization and pursuant to Section 5.02 shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

     (d) HSR. Any waiting period (and any extension thereof) under the HSR Act applicable to the Reorganization shall have expired or been terminated.

     (e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement or the Joint Proxy Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of VoiceStream or Powertel, threatened by the SEC. All necessary state securities authorizations (including state takeover approvals) shall have been received unless the failure to receive any such authorization would not have a Material Adverse Effect on Powertel or VoiceStream or the transactions contemplated by this Agreement.

     (f) Termination of Other Merger Agreements. The DT Merger Agreement and the Powertel Merger Agreement shall have terminated in accordance with their respective terms.

     SECTION 6.02 Additional Conditions to Obligation of Powertel to Effect the Reorganization. The obligation of Powertel to effect the Reorganization shall be subject to the fulfillment or written waiver by Powertel at or prior to the Effective Time of the following additional conditions:

     (a) Performance of Obligations; Representations and Warranties. VoiceStream shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Effective Time, and each of the representations and warranties of VoiceStream contained in this Agreement shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct on and as of such particular date) in each case except as contemplated or permitted by this Agreement and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on VoiceStream or the transactions contemplated by this Agreement; provided, however, for purposes of this Section 6.02(a), the representations and warranties of VoiceStream shall be construed as if they did not contain any qualification that refers to Material Adverse Effect or materiality; and Powertel shall have received a certificate signed on behalf of VoiceStream by a duly authorized officer to such effect.

     (b) Tax Opinion. Powertel shall have received an opinion of Morris, Manning & Martin, LLP, in form and substance reasonably satisfactory to Powertel, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes.

     In rendering such opinion, Morris, Manning & Martin, LLP, may receive and rely upon representations from others, including representations from (i) Powertel and (ii) VoiceStream contained in certificates substantially in the form of the Powertel Tax Certificate and the VoiceStream Tax Certificate attached hereto as Annex F and Annex G, respectively. Each such certificate shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

     (c) Consents Under Agreements. VoiceStream shall have obtained the consent or approval of each person whose consent or approval shall be required to consummate the transactions contemplated hereby under any indenture, mortgage, evidence of indebtedness, lease or other agreement or instrument to which VoiceStream or any of the VoiceStream Subsidiaries is a party, except where the failure to obtain the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on VoiceStream or upon the transactions contemplated by this Agreement.

     (d) FCC Opinion. Powertel shall have received an opinion of FCC counsel to VoiceStream, dated the Effective Time, substantially in the form attached hereto as Annex D.

     (e) [Reserved]

     (f) Governmental Approvals. All necessary consents or authorizations from Governmental Entities which may be required in connection with the transactions contemplated hereby, shall have been received, unless the failure to receive any such consent or authorization would not have a Material Adverse Effect on VoiceStream or the transactions contemplated by this Agreement, and such consents or authorizations shall not contain any conditions which would reasonably be expected to have a Material Adverse Effect on VoiceStream or the transactions contemplated by this Agreement. With respect to any FCC consents or authorizations, effectiveness of necessary FCC approvals shall be sufficient to satisfy this condition, and Powertel's obligation to effect the Reorganization shall not be subject to the condition that any FCC consents or authorizations have become Final Orders.

     Notwithstanding anything contained to the contrary in Section 6.02(a) or anywhere else in this Agreement, VoiceStream may enter into any Subsequent Transaction, and no changes of any representation or warranty of VoiceStream contained in this Agreement as a result of any Subsequent Transaction shall result in a failure of the conditions set forth in Section 6.02(a); provided, in each case, that any such Subsequent Transaction would not reasonably be expected to have a Material Adverse Effect on VoiceStream.

     SECTION 6.03 Conditions to Obligations of VoiceStream to Effect the Reorganization. The obligation of VoiceStream to effect the Reorganization shall be subject to the fulfillment or written waiver by VoiceStream at or prior to the Effective Time of the following additional conditions:

     (a) Performance of Obligations; Representations and Warranties. Powertel shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Effective Time, and each of the representations and warranties of Powertel contained in this Agreement shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct on and as of such particular date), in each case except as contemplated or permitted by this Agreement and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Powertel or VoiceStream or the transactions contemplated by this Agreement; provided, however, for purposes of this Section 6.03(a), the representations and warranties of Powertel shall be construed as if they did not contain any qualification that refers to Material Adverse Effect or materiality; and VoiceStream shall have received a certificate signed on behalf of Powertel by a duly authorized officer to such effect.

     (b) Tax Opinion. VoiceStream shall have received an opinion of Jones, Day, Reavis & Pogue and/or Preston Gates & Ellis LLP, in form and substance reasonably satisfactory to VoiceStream, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes.

     In rendering such opinion, Jones, Day, Reavis & Pogue and/or Preston Gates & Ellis LLP may receive and rely upon representations from others, including representations from (i) Powertel and (ii) VoiceStream contained in certificates substantially in the form of the Powertel Tax Certificate and the VoiceStream Tax Certificate attached hereto as Annex F, and Annex G, respectively. Each such certificate shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

     (c) FCC Opinion. VoiceStream shall have received an opinion of FCC counsel of Powertel, dated the Effective Time, substantially in the form attached hereto as Annex E.

     (d) Consents Under Agreements. Powertel shall have obtained the consent or approval of each person whose consent or approval shall be required to consummate the transactions contemplated hereby under any indenture, mortgage, evidence of Indebtedness, lease or other agreement or instrument to which Powertel or any of the Powertel Subsidiaries is a party, except where the failure to obtain the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Powertel or VoiceStream or upon the transactions contemplated by this Agreement.

     (e) Governmental Approvals. All necessary consents or authorizations from Governmental Entities which may be required in connection with the transactions contemplated hereby, including the FCC and state public utility or service commissions or similar agencies, shall have been received and, in the case of the FCC, shall have become Final Orders (unless this requirement of finality is waived by VoiceStream in its sole discretion), unless the failure to receive any such consent or authorization would not have a Material Adverse Effect on Powertel or VoiceStream or the transactions contemplated by this Agreement, and such consents or authorizations shall not contain any conditions which would reasonably be expected to have a Material Adverse Effect on Powertel or VoiceStream or the transactions contemplated by this Agreement.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     SECTION 7.01 Termination. This Agreement may be terminated and the Reorganization contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after any approval by the stockholders of VoiceStream or Powertel of the matters presented in connection with the
Reorganization:

     (a) by mutual written consent of VoiceStream and Powertel;

     (b) by either VoiceStream or Powertel:

          (i) if the Reorganization has not been effected on or prior to the close of business on December 31, 2001 (the "Termination Date"); provided that in the event both the DT Merger Agreement and the Powertel Merger Agreement shall have terminated, the Termination Date shall instead be the later of September 30, 2001 and the date that is thirty (30) days after the date of termination of the DT Merger Agreement and the Powertel Merger Agreement; provided further that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Reorganization to have occurred on or prior to such date; or

          (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (including by enacting any law or regulation) (which order, decree, ruling or other action Powertel and VoiceStream shall use its reasonable best efforts to lift) permanently enjoining, restraining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall not be available to any party who has not used its reasonable best efforts to cause such order to be lifted or otherwise taken such action as is required to comply with Section 5.14;

     (c) by VoiceStream if (i) Powertel shall have failed to comply with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, except as would not reasonably be expected to have a Material Adverse Effect on VoiceStream or the transactions contemplated by this Agreement, which failure to comply cannot be or has not been cured within 30 days after receipt by Powertel of written notice of such failure to comply, (ii) the stockholders of Powertel shall not approve and adopt the Agreement at the Powertel Stockholders Meeting or any adjournment thereof, or (iii) the stockholders of VoiceStream shall not approve and adopt the Agreement at the VoiceStream Stockholders Meeting or any adjournment thereof;

     (d) by Powertel if (i) VoiceStream shall have failed to comply with any of its respective covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, except as would not reasonably be expected to have a Material Adverse Effect on Powertel or VoiceStream or the transactions contemplated by this Agreement, which failure to comply cannot be or has not been cured within 30 days after receipt by VoiceStream of written notice of such failure to comply, (ii) the stockholders of Powertel shall not approve and adopt the Agreement at the Powertel Stockholders Meeting or any adjournment thereof; or (iii) the stockholders of VoiceStream shall not approve and adopt the Agreement at the VoiceStream Stockholders Meeting or any adjournment thereof;

     (e) (i) by Powertel if there has been a breach by VoiceStream of any representation or warranty (disregarding all qualifications and exceptions contained therein relating to materiality or a Material Adverse Effect or any similar standard or qualification) except any breach that would not reasonably be expected to have a Material Adverse Effect on VoiceStream or the transactions contemplated by this Agreement, in each case which breach cannot be or has not been cured within 30 days after receipt by the breaching party of written notice of the breach and (ii) by VoiceStream if there has been a breach by Powertel of any representation or warranty (disregarding all qualifications and exceptions contained therein relating to materiality or a Material Adverse Effect or any similar standard or qualification) except any breach that would not reasonably be expected to have a Material Adverse Effect on Powertel or VoiceStream or the transactions contemplated by this Agreement, in each case which breach cannot be or has not been cured within 30 days after receipt by the breaching party of written notice of the breach; or

     (f) automatically, without any action being required of any party hereto, concurrently with the closing of the DT Merger.

     SECTION 7.02 Effect of Termination. In the event of a termination of this Agreement by either Powertel or VoiceStream as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of VoiceStream or Powertel or their respective officers or directors, except with respect to Section 2.18, Section 3.14, Section 5.10 or this Section 7.02; provided, however, that neither any provision in this Article VII nor the payment of any fees and expenses pursuant to Section 5.10, shall be interpreted to (i) relieve any party of liability for any breach of this Agreement, (ii) constitute liquidated damages or (iii) limit the amount of damages that may be recovered for a breach of this Agreement.

     SECTION 7.03 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval by the stockholders of VoiceStream and Powertel of the matters presented to them in connection with the Reorganization; provided, however, that after any such approval, no amendment shall be made if applicable law would require further approval by such stockholders, unless such further approval shall be obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 7.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any
inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.01 Non-Survival of Representations and Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, except as set forth in Section 7.02 hereof, the termination of this Agreement pursuant to the terms hereof. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.02 Notices. (a) All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) or telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           if to VoiceStream to:

               Voicestream Wireless Corporation
               3650 131st Avenue S.E.
               Bellevue, Washington 98006
               Attn: Alan R. Bender
               Telecopy No: 425-586-8080

             with a copy to:

               Preston Gates & Ellis LLP
               701 Fifth Avenue, Suite 5000
               Seattle, WA 98104
               Attn: Richard B. Dodd, Esq.
               Telecopy No: 206-623-7022

           if to Powertel, to:

               Powertel, Inc.
               1239 O.G. Skinner Drive
               West Point, GA 31833
               Attn: Chairman of the Board
               Telecopy No: 706-645-9563

             with a copy to:

               Morris, Manning & Martin, LLP
               1600 Atlanta Financial Center
               3343 Peachtree Road, N.E.
               Atlanta, GA 30326
               Attn: James Walker IV, Esq.
               Telecopy No: 404-365-9532

or to such other addresses as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

     (b) Copies of all notices delivered to VoiceStream or Powertel pursuant to this Agreement shall also be provided by the party providing such notice to DT at the following address:

               Deutsche Telekom AG
               140 Friedrich-Ebert Allee
               53113 Bonn
               Germany
               Attn: Kevin Copp
               Telecopy No: 49-228-181-44177

             with a copy to:

               Cleary, Gottlieb, Steen & Hamilton
               One Liberty Plaza
               New York, New York
               Attn: Robert P. Davis
               Telecopy No: 212-225-3999

or to such other addresses as DT may have furnished to VoiceStream and Powertel in writing in accordance herewith.

     SECTION 8.03 Interpretation; Definitions. When a reference is made in this Agreement to an Article, Section, Schedule, Annex or Exhibit, such reference shall be to an Article, Section, Schedule, Annex or Exhibit of this Agreement unless otherwise indicated or unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References to a Person are also references to its assigns and successors in interest (by means of merger, consolidation or sale of all or substantially all the assets of such Person or otherwise, as the case may be). References to a document are to such document as amended, waived and otherwise modified from time to time and references to a statute or other governmental rule are to such statute or rule as amended and otherwise modified from time to time (and references to any provision thereof shall include references to any successor provision). The definitions set forth herein are equally applicable both to the singular and plural forms and the feminine, masculine and neuter forms of the terms defined. The term "hereof" and similar terms refer to this Agreement as a whole. As used in this Agreement, the phrase "made available" shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

     As used in this Agreement, the following terms have the meanings specified or referred to in this Section 8.03.

     "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

     "Adjusted Fully Diluted Shares" shall have the meaning set forth in Section 1.06(e).

     "Affiliate" shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     "Agreement" shall mean this Agreement and Plan of Reorganization dated the date hereof among VoiceStream and Powertel and shall include the Schedules, Annexes, Exhibits and disclosure letters attached or related hereto.

     "Alternative Transaction" shall have the meaning set forth in Section 4.03(d).

     "April 1996 Indenture" shall mean the Indenture dated as of April 19, 1996, among Powertel and Bankers Trust Company relating to the 12% Senior Discount Notes due May 2006.

     "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, Atlanta, Georgia or Seattle, Washington are authorized or required by law to close.

     "Certificate of Merger" shall have the meaning set forth in Section 1.03.

     "Closing" shall have the meaning set forth in Section 1.02.

     "Closing Date" shall have the meaning set forth in Section 1.02.

     "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

     "Communications Act" shall mean, collectively, the Communications Act of 1934, as amended, and the Telecommunications Act of 1996, as amended, together with the rules, regulations and published decisions of the FCC promulgated thereunder.

     "Confidentiality Agreement" shall have the meaning set forth in Section 4.03(a).

     "Conversion Number" shall have the meaning set forth in Section 1.06(c).

     "Cook Inlet Joint Ventures" means Cook Inlet Western Wireless PV/SS PCS, L.P., Cook Inlet Voicestream PCS, LLC, Cook Inlet/VS GSM II PCS, LLC and Cook Inlet/VS GSM III PCS, LLC.

     "Cook Inlet Partners" means Cook Inlet Telecommunications, Inc., SSPCS Corporation, Providence Media Partners, L.P., Cook Inlet GSM Inc., Providence Media Partners III L.P. and Providence Equity Operating Partners III.

     "DiGiPH Transaction" means the transactions and agreements relating to the acquisition of substantially all of the assets of DiGiPH PCS, Inc., DigiPH Communication, Inc. and DigiPH Holding Company, Inc. by Eliska, as described in Powertel's Form 8-K as filed on June 16, 2000, including (i) all agreements and commitments that have been entered into in connection therewith as listed in the Powertel Letter, (ii) all agreements that are proposed to be entered into prior to the closing of such transactions, forms or summaries of which, or term sheets for which, have been provided to VoiceStream and are listed in the Powertel Letter and (iii) any other agreements that are to be entered into prior to the closing of such transactions that are reasonably necessary to consummate such transactions (and any amendments or modifications thereof), and with respect to clauses (ii) and (iii) that such agreements do not (A) materially alter the scope of such transactions, (B) materially increase Powertel's obligations in connection therewith or (C) interfere with the transactions contemplated by this Agreement or the DT Merger Agreement.

     "D&O Insurance" shall have the meaning set forth in Section 5.13(b).

     "DGCL" shall mean the Delaware General Corporation Law, as amended.

     "DT" shall have the meaning set forth in the recitals of this Agreement.

     "DT Merger" shall have the meaning set forth in the recitals of this Agreement.

     "DT Merger Agreement" shall have the meaning set forth in the recitals of this Agreement.

     "DT Registration Statement" shall mean one or more registration statements to be filed with the SEC by DT in connection with the issuance of DT depositary shares and DT ordinary shares in the DT Merger.

     "Effective Time" shall have the meaning set forth in Section 1.03.

     "Eliska" means Eliska Wireless Ventures I, Inc.

     "Eliska Put" shall have the meaning set forth in Section 1.06(d).

     "Eliska Put Rights" shall have the meaning set forth in Section 1.06(d).

     "Environmental Laws" shall mean any applicable statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to or regulating or imposing liability or standards of conduct with respect to pollution, protection of the environment or environmental regulation or control or regarding Hazardous Substances or occupational health or safety.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

     "ERISA Affiliate" shall mean (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Powertel; (ii) any partnership, trade or business (whether or not incorporated) which on the day before the Closing Date was under common control (within the meaning of Section 414(c) of the Code) with Powertel; and (iii) any entity which is a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as either Powertel, any corporation described in clause (i) or any partnership, trade or business described in clause (ii).

     "ERISA Benefit Plan" shall mean a Powertel Benefit Plan maintained as of the date of this Agreement which is also an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or which is also an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA).

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     "Exchange Agent" shall have the meaning set forth in Section 1.07(a).

     "Exchange Fund" shall have the meaning set forth in Section 1.07(a).

     "Exchange Rights" shall have the meaning set forth in Section 3.03(a).

     "FAA" shall mean the Federal Aviation Administration and any successor agency or body.

     "FCC" shall mean the Federal Communications Commission and any successor agency or body.

     "FCC Applications" shall have the meaning set forth in Section 5.14(b).

     "February 1996 Indenture" shall mean the Indenture dated as of February 7, 1996, among Powertel and Bankers Trust Company relating to the 12% Senior Discount Notes due February 2006.

     "Final Order" shall mean action by the applicable Governmental Entity which is in full force and effect, with respect to which no petition or other request for such Governmental Entity or court stay, reconsideration or review of any kind is pending, and as to which all time periods have expired within which a Governmental Entity may be asked to stay, reconsider or review the action or may stay, reconsider or review the action sua sponte.

     "Governmental Entity" shall mean any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational, including the FAA, FCC and any state public utility or service commission or similar agency.

     "Hazardous Substance" shall mean any material defined as toxic or hazardous, including any petroleum and petroleum products, under any applicable Environmental Law.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "incentive stock options" shall have the meaning set forth in Section 5.02(b).

     "Indebtedness" of any Person at any date shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under financing leases,
(d) all obligations of such Person in respect of acceptances issued or created for the account of such Person and with respect to unpaid reimbursement obligations related to letters of credit issued for the account of such Person and (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

     "Indemnified Person" shall have the meaning set forth in Section 5.13(a).

     "Intellectual Property Rights" shall mean any right to use, all patents, patent rights, trademarks, trade names, trade dress, logos, service marks, copyrights, know how and other proprietary intellectual property rights and computer programs held or used by Powertel or any of the Powertel Subsidiaries that are individually or in the aggregate material to the conduct of the business of Powertel and the Powertel Subsidiaries, taken as a whole.

     "Investment Entity" shall mean an entity in which Powertel or any of the Powertel Subsidiaries has an Investment Interest.

     "Investment Interest" shall mean a direct or indirect ownership of (i) capital stock, bonds, debentures, partnership, membership interests or other ownership interests or other securities of any Person; (ii) any deposit with or advance, loan or other extension of credit (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise to resell such property to such other Person) to any other Person;
(iii) any revenue or profit interests pursuant to any agreement or license, or
(iv) any agreement, commitment, right, understanding or arrangement with respect to any of the items referred to in (i), (ii) or (iii) of this definition.

     "Joint Proxy Statement" shall have the meaning set forth in Section 2.08.

     "June 1997 Indenture" shall mean the Indenture dated as of June 10, 1997 among Powertel and Bankers Trust Company relating to the Senior Notes.

     "knowledge" and "known to" shall mean the actual knowledge of the executive officers of Powertel or the executive officers of VoiceStream, as the case may be, who have exercised reasonable due diligence with respect to the representation and warranty to which such knowledge statement is made.

     "Liens" shall mean any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

     "Material Adverse Change" or "Material Adverse Effect" shall mean, when used in connection with Powertel or VoiceStream, as the case may be, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) or fact or condition that is materially adverse to the business, properties, assets, financial condition or results of operations of Powertel and its Subsidiaries taken as a whole, or VoiceStream and its Subsidiaries taken as a whole, as the case may be, provided, however, that (i) any adverse change, effect or development that is primarily caused by conditions affecting the United States economy generally or the economy of any nation or region in which Powertel or VoiceStream, as the case may be, or its Subsidiaries conducts business that is material to the business of Powertel or VoiceStream, as the case may be, and its Subsidiaries, taken as a whole, shall not be taken into account in determining whether there has been (or whether there could reasonably be foreseen) a "Material Adverse Change" or "Material Adverse Effect" with respect to Powertel or VoiceStream, as the case may be, (ii) any adverse change, effect or development that is primarily caused by conditions generally affecting the industries in which Powertel or VoiceStream, as the case may be, conducts its business shall not be taken into account in determining whether there has been (or whether there could reasonably be foreseen) a "Material Adverse Change" or "Material Adverse Effect" with respect to Powertel or VoiceStream, as the case may be, and (iii) any adverse change, effect or development that is primarily caused by the announcement or pendency of this Agreement, the Reorganization or the transactions contemplated hereby shall not be taken into account in determining whether there has been (or whether there could reasonably be foreseen) a "Material Adverse Change" or "Material Adverse Effect" with respect to Powertel or VoiceStream, as the case may be; and a "Material Adverse Effect" with respect to either Powertel or VoiceStream, as the case may be, shall include any applicable event, fact or condition with respect to such party which would reasonably be expected to materially delay, interfere with, impair or prevent the transactions contemplated by this agreement in a manner which would have a material adverse effect on such transactions taken as a whole considering the intentions and expectations of the parties hereto.

     "Maximum Share Amount" shall have the meaning set forth in Section 1.06(e).

     "Merger" shall have the meaning set forth in the recitals of this Agreement.

     "Nasdaq" shall have the meaning set forth in Section 1.06(c).

     "1991 Plan" shall have the meaning set forth in Section 2.03.

     "Nonemployee Option Plan" shall have the meaning set forth in Section 2.03.

     "Notes" shall have the meaning set forth in Section 5.17.

     "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative, Governmental Entity, political subdivision, or any group of Persons acting in concert.

     "Powertel" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "Powertel Benefit Plan" shall mean any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, life insurance, supplemental unemployment benefits, employee stock purchase, stock appreciation, restricted stock or other employee benefit plan, policy, arrangement or agreement providing benefits to any current or former employee, officer or director of Powertel or any of the Powertel Subsidiaries or with respect to which Powertel or any of the Powertel Subsidiaries (or, in the case of an ERISA Benefit Plan, any of the Powertel's ERISA Affiliates) may have any liability.

     "Powertel Certificates" shall have the meaning set forth in Section
1.07(a).

     "Powertel Common Stock" shall have the meaning set forth in the recitals of this Agreement.

     "Powertel Common Stock Equivalents" shall have the meaning set forth in
Section 2.03.

     "Powertel Contracts" shall have the meaning set forth in Section 2.20.

     "Powertel Employee" shall mean any employee of Powertel or any of the Powertel Subsidiaries.

     "Powertel FCC Licenses" shall have the meaning set forth in Section 2.09(b)(i).

     "Powertel Financial Advisor" shall have the meaning set forth in Section 2.17.

     "Powertel Indentures" shall have the meaning set forth in Section 5.17.

     "Powertel Letter" shall mean the letter from Powertel to VoiceStream dated the date hereof, which letter relates to this Agreement and is designated therein as the Powertel Letter.

     "Powertel Merger" shall have the meaning set forth in the recitals of this Agreement.

     "Powertel Merger Agreement" shall have the meaning set forth in the recitals of this Agreement.

     "Powertel Permits" shall have the meaning set forth in Section 2.09.

     "Powertel Preferred Stock" shall have the meaning set forth in the recitals of this Agreement and in Section 2.03.

     "Powertel Principal Stockholders" shall mean ITC Holding Company, Inc., ITC Service Company, Inc.; ITC Wireless Inc.; SCANA Communications Holdings, Inc.; Sonera Corporation; Sonera Holding B.V.; Donald W. Burton; The Burton Partnership, L.P.; The Burton Partnership (QP) L.P.; South Atlantic Venture Fund II, L.P.; South Atlantic Venture Fund III, L.P.; South Atlantic Private Equity Fund IV, L.P.; South Atlantic Private Equity Fund IV (QP) L.P.; and American Water Works Company.

     "Powertel Registration Statement" shall mean one or more registration statements to be filed with the SEC by DT in connection with the issuance of DT depositary shares and DT ordinary shares in the Powertel Merger.

     "Powertel Restricted Stock Awards" shall mean restricted stock awards granted under the Restricted Stock Plan and the 2000 Plan.

     "Powertel Required Approvals" shall have the meaning set forth in Section 2.05.

     "Powertel SEC Documents" shall have the meaning set forth in Section 2.06.

     "Powertel Stock" shall have the meaning set forth in the recitals of this Agreement.

     "Powertel Stock Rights" shall have the meaning set forth in Section 2.03.

     "Powertel Stockholder Agreement" shall have the meaning set forth in the recitals of this Agreement.

     "Powertel Stockholder Approval" shall have the meaning set forth in Section 2.04.

     "Powertel Stockholders Meeting" shall have the meaning set forth in Section 5.03(a).

     "Powertel Stock Options" shall have the meaning set forth in Section 2.03.

     "Powertel Stock Option Plans" shall have the meaning set forth in Section 2.03.

     "Powertel Subsidiaries" shall have the meaning set forth in Section 2.01.

     "Powertel Warrants" shall have the meaning set forth in Section 1.06(d).

     "Registration Statement" shall have the meaning set forth in Section 3.04.

     "Reorganization" shall have the meaning set forth in the recitals of this Agreement.

     "Required Regulatory Approvals" shall have the meaning set forth in Section 3.05.

     "Restated By-laws of Powertel" shall mean the Second Restated By-laws of Powertel as in effect on the date hereof.

     "Restated Certificate of Incorporation of Powertel" shall mean the Third Restated Certificate of Incorporation, as amended and as in effect on the date hereof.

     "Restricted Stock Plan" shall have the meaning set forth in Section 2.03.

     "Rule 145 Affiliates" shall have the meaning set forth in Section 5.08(a).

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     "Senior Discount Notes" shall mean Powertel's 12% Senior Discount Notes due February 2006 and the 12% Senior Discount Notes due May 2006.

     "Senior Notes" shall mean Powertel's 11 and  1/8% Senior Notes due June
2007.

     "Series A Preferred Shares" shall have the meaning set forth in Section
2.03.

     "Series B Preferred Shares" shall have the meaning set forth in Section
2.03.

     "Series C Preferred Shares" shall have the meaning set forth in Section
2.03.

     "Series D Preferred Shares" shall have the meaning set forth in Section
2.03.

     "Series E Preferred Shares" shall have the meaning set forth in Section
2.03.

     "Series F Preferred Shares" shall have the meaning set forth in Section
2.03.

     "Significant Employee" shall mean any Employee of Powertel or any of the Powertel Subsidiaries who (i) is an officer of Powertel or any of the Powertel Subsidiaries, (ii) has a written employment contract with Powertel or any of the Powertel Subsidiaries that calls for annual compensation in excess of $90,000, or (iii) is compensated by Powertel and/or any of the Powertel Subsidiaries at an annual rate greater than $90,000.

     "Sonera Put" shall have the meaning set forth in Section 1.06(d).

     "Sonera Stock Purchase Agreement" shall have the meaning set forth in
Section 1.06(e).

     "Stockholder Meetings" shall mean the Powertel Stockholders Meeting and the VoiceStream Stock-holders Meeting.

     "Sub" shall have the meaning set forth in the recitals of this Agreement.

     "Subsequent Determination" shall have the meaning set forth in Section 5.03(d).

     "Subsequent Transaction" shall mean any transaction entered into after date hereof whereby VoiceStream or any of its Subsidiaries would (i) acquire or be acquired (by merger, consolidation, acquisition of stock or assets or otherwise) by any corporation, limited liability company, partnership, other business organization or assets or division thereof; (ii) acquire an Investment Interest in any of the foregoing; (iii) issue any equity interest or incur any Indebtedness whether in connection with any item described in (i) or (ii) or otherwise; (iv) enter into or engage in a strategic alliance or other commercial relationship; or (v) act in the ordinary course of business; provided, however, in connection with a Subsequent Transaction described in items (i), (ii), (iii) or (iv) of this definition for a consideration paid by VoiceStream or any of its Subsidiaries in an amount greater than $5 billion, VoiceStream must receive an opinion from a nationally recognized investment bank, acting as financial advisor to VoiceStream, to the effect that, from a financial point of view, such Subsequent Transaction is fair to the holders of VoiceStream Common Stock or, if applicable, VoiceStream.

     "Subsidiary" or "subsidiary" of a Person shall mean any Person (including any corporation, partnership, joint venture, limited liability company or other entity) in which the Person in question owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of such Person's Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests) of such Person.

     "Substitute Options" shall have the meaning set forth in Section 5.02(b).

     "Superior Proposal" shall have the meaning set forth in Section 5.03(d).

     "Surviving Corporation" shall have the meaning set forth in Section 1.01.

     "Tax" and "Taxes" shall mean any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

     "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated tax.

     "Termination Date" shall have the meaning set forth in Section 7.01(b)(i).

     "Termination Fee" shall have the meaning set forth in Section 5.10(b).

     "Third Party" shall have the meaning set forth in Section 4.03(d).

     "2000 Plan" shall have the meaning set forth in Section 2.03.

     "VoiceStream" shall have the meaning set forth in the introductory paragraph of this Agreement.

     "VoiceStream Average Closing Price" shall have the meaning set forth in
Section 1.06(c).

     "VoiceStream Certificates" shall have the meaning set forth in Section 1.07(a).

     "VoiceStream Common Stock" shall have the meaning set forth in the recitals of this Agreement.

     "VoiceStream Equity Rights" shall have the meaning set forth in Section 3.03(a).

     "VoiceStream FCC Licenses" shall have the meaning set forth in Section
3.09.

     "VoiceStream Letter" shall mean the letter from VoiceStream to Powertel dated the date hereof, which letter relates to this Agreement and is designated therein as the VoiceStream Letter.

     "VoiceStream Permits" shall have the meaning set forth in Section 3.09.

     "VoiceStream Principal Stockholders" shall mean John W. Stanton; Theresa E. Gillespie; PN Cellular, Inc.; Stanton Family Trust; Stanton Communications Corporation; GS Capital Partners, L.P.; The Goldman Sachs Group, Inc.; Bridge Street Fund 1992, L.P.; Stone Street Fund 1992, L.P.; Sonera Corporation; Sonera Holding B.V.; Hutchison Telecommunications PCS (USA) Limited; Hutchison Telecommunications Holdings (USA) Limited and Telephone and Data Systems, Inc.

     "VoiceStream Required Approvals" shall have the meaning set forth in
Section 3.05.

     "VoiceStream SEC Documents" shall have the meaning set forth in Section
3.06.

     "VoiceStream Stockholder Agreement" shall have the meaning set forth in the recitals of this Agreement.

     "VoiceStream Stockholder Approval" shall have the meaning set forth in
Section 3.04.

     "VoiceStream Stockholders Meeting" shall have the meaning set forth in
Section 5.03(b).

     "VoiceStream Subsidiaries" shall have the meaning set forth in Section
3.01.

     "Warrant Agreement" shall have the meaning set forth in Section 1.06(d).

     SECTION 8.04 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 8.05 Entire Agreement; No Third-Party Beneficiaries. Except for the Confidentiality Agreement, this Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Sections 5.01, 5.13 and 8.02(b), is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     SECTION 8.06 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

     SECTION 8.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.08 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

     SECTION 8.09 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached in any material respect. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any related agreement and to enforce specifically the terms and provisions of this Agreement or any related agreement in the Court of Chancery of the State of Delaware or the Federal District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware and Federal District Court for the District of Delaware in the event any dispute arises out of this Agreement or any related agreement or any transaction contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any related agreement or any transaction contemplated hereby or thereby in any court other than the Court of Chancery of the State of Delaware or the Federal Court for the District of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or related agreement or any transaction contemplated hereby or thereby. Neither the payment of fees and expenses pursuant to Section 5.10, any action seeking damages pursuant to Section 7.02, nor any action brought pursuant to this Section 8.09, shall be interpreted as providing an exclusive remedy to any party.

     SECTION 8.10 Obligations of Subsidiaries. Whenever this Agreement requires any Powertel or VoiceStream Subsidiary (including Sub) to take any action, such requirement shall be deemed to include an undertaking on the part of VoiceStream or Powertel, as the case may be, to cause such Subsidiary to take such action.

     SECTION 8.11 Reliance on Representations. Notwithstanding any investigation, knowledge or review made at any time by or on behalf of any party hereto, the parties acknowledge and agree that all representations and warranties contained in this Agreement, the Annexes, the Powertel Letter, the VoiceStream Letter or in any of the documents, certifications or agreements delivered in connection therewith, are being relied upon as a material inducement to enter into this Agreement and the transactions contemplated hereby.

     SECTION 8.12 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 8.13 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application by any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

               [Remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, VoiceStream and Powertel have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

VOICESTREAM WIRELESS CORPORATION                            POWERTEL, INC.

By: /s/ CREGG B. BAUMBAUGH                                  By: /s/ ALLEN E. SMITH
                                                            ----------------------------------------------------
----------------------------------------------------           Name: Allen E. Smith
   Name: Cregg B. Baumbaugh                                    Title: President & CEO
   Title: Executive Vice President - Finance,
   Strategy & Development

             SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION